                                               Filed Pursuant to Rule 424(b)(5)
                                                    Registration No. 333-43890

      THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS ARE PART OF AN EFFECTIVE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS ARE NOT OFFERS TO SELL THESE SECURITIES AND ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   SUBJECT TO COMPLETION, DATED MAY 18, 2001

PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED JANUARY 18, 2001)
                            $

                        [PHELPS DODGE CORPORATION LOGO]

                                        % SENIOR NOTES DUE

                               ------------------

     The notes will bear interest at the rate of      % per year. Interest on
the notes is payable on                and                of each year,
beginning on                , 2001. The notes will mature on                . We
may redeem some or all of the notes at any time. The redemption prices are discussed under the caption "Description of the Notes -- Optional Redemption."

     The notes will be senior obligations of Phelps Dodge Corporation and will rank equally with all its other unsecured senior indebtedness.

                               ------------------

INVESTING IN THE NOTES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE S-4.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the related prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               ------------------

                                                                PER SENIOR NOTE        TOTAL
                                                                ---------------    --------------
Public Offering Price                                                     %        $
Underwriting Discount                                                     %        $
Proceeds to Phelps Dodge (before expenses)                                %        $

     Interest on the notes will accrue from             , 2001 to date of
delivery.

                               ------------------

     The underwriters expect to deliver the notes to purchasers on or about
            , 2001.

                               ------------------

                           Sole Book-Running Manager

                              SALOMON SMITH BARNEY

                               ------------------

         , 2001

     YOU SHOULD RELY ONLY ON INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS SUPPLEMENT.

                               ------------------

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
PROSPECTUS SUPPLEMENT

Forward-Looking Statements..................................   S-3
Risk Factors................................................   S-4
Phelps Dodge Corporation....................................   S-8
Recent Developments.........................................  S-10
Use of Proceeds.............................................  S-10
Capitalization..............................................  S-11
Ratio of Earnings to Fixed Charges..........................  S-12
Selected Financial Information..............................  S-13
Recent Financial Results....................................  S-16
Description of the Notes....................................  S-18
Underwriting................................................  S-22
Legal Matters...............................................  S-23
PROSPECTUS

Cautionary Note.............................................     2
Phelps Dodge Corporation....................................     3
The Trusts..................................................     4
Use of Proceeds.............................................     5
Ratio of Earnings to Fixed Charges..........................     5
Accounting Treatment........................................     5
Description of the Common Shares............................     6
Description of the Preferred Shares.........................     8
Description of Share Purchase Contracts and Share Purchase
  Units.....................................................    11
Description of Warrants.....................................    12
Description of the Debt Securities..........................    15
Description of the Preferred Securities.....................    25
Description of the Preferred Securities Guarantees..........    34
Plan of Distribution........................................    37
Experts.....................................................    37
Validity of the Securities..................................    37
Where You Can Find More Information.........................    38
Incorporation by Reference..................................    38

                           FORWARD-LOOKING STATEMENTS

     This prospectus supplement, the accompanying prospectus and the information incorporated by reference in them include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act"). We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements. You should be aware that these statements reflect our expectations and are not guarantees of performance. These forward-looking statements are subject to certain risks and uncertainties, including those identified in "Management's Discussion and Analysis" in our Quarterly Report on Form 10-Q for the three months ended March 31, 2001 and our Annual Report on Form 10-K for the year ended December 31, 2000, and in this prospectus supplement under the heading "Risk Factors", which could cause actual results to differ materially from historical or anticipated results. Forward-looking statements include, among other things, discussions concerning our potential exposure to market risks, as well as statements expressing management's expectations, beliefs, estimates, forecasts, projections and assumptions. In some cases, you can identify forward-looking statements by words such as "believe," "estimate," "intend," "anticipate," "expect," "should," "plan," "predict," "potential," "may," "will" or similar expressions.

                                  RISK FACTORS

     In addition to the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus (including risks and uncertainties identified in "Management's Discussion and Analysis" in our Quarterly Report on Form 10-Q for the three months ended March 31, 2001 and our Annual Report on Form 10-K for the year ended December 31, 2000), the following factors should be carefully considered prior to deciding whether to purchase the notes.

THE NOTES WILL BE SUBORDINATED TO ALL SECURED INDEBTEDNESS OF PHELPS DODGE CORPORATION AND ALL LIABILITIES OF ITS SUBSIDIARIES.

     The notes will be effectively subordinated to all of our existing and future secured indebtedness to the extent of the value of the assets securing that indebtedness. The notes will also be structurally subordinated to all existing and future liabilities of our subsidiaries. At March 31, 2001, outstanding debt of our subsidiaries (excluding inter-company debt) equaled approximately $1.67 billion.

OUR INDEBTEDNESS COULD AFFECT OUR OPERATIONS.

     At March 31, 2001, we had outstanding debt of approximately $2.85 billion, constituting approximately 48% of our total capitalization. This level of indebtedness could reduce our flexibility in responding to changing business and economic conditions, and limit our ability to pursue other business opportunities and borrow money for operations or capital.

NO MARKET FOR THE NOTES CURRENTLY EXISTS. AN ACTIVE TRADING MARKET FOR THE NOTES MAY NOT DEVELOP.

     The notes are a new issue of securities for which no market currently exists. If the notes are traded after their initial issuance, they may trade at a discount from the public offering price, depending on prevailing interest rates, the market for similar securities and other factors. A holder of notes may not be able to sell them in the future, and any sale of notes may be at a price equal to or less than the public offering price of the notes. An active market may not develop or be maintained for the notes. We do not intend to apply for listing of the notes on any securities exchange or to seek their admission for trading on any inter-dealer quotation system. The underwriters currently intend to make a market in the notes, subject to applicable law and regulations. However, the underwriters are not obligated to do so and may discontinue such market making at any time without notice.

COPPER AND MOLYBDENUM PRICE VOLATILITY MAY REDUCE OUR INCOME.

     Copper is an internationally traded commodity. Its prices are effectively determined on the two major metals exchanges -- the New York Commodity Exchange (COMEX) and the London Metal Exchange. The prices on these exchanges reflect the worldwide balance of copper demand and supply and various U.S. and international macroeconomic and political conditions. Prices are also sometimes influenced significantly by numerous other factors, including speculative actions, the availability and cost of substitute materials, and currency exchange fluctuations. The copper market is volatile and cyclical, as illustrated by the following chart showing the high, low and average COMEX spot price per pound of copper cathode for the years indicated:

YEAR                                                         HIGH      LOW     AVERAGE
----                                                         -----    -----    -------
1991.......................................................  $1.20    $0.96     $1.05
1992.......................................................   1.16     0.93      1.03
1993.......................................................   1.07     0.72      0.85
1994.......................................................   1.40     0.78      1.07
1995.......................................................   1.46     1.21      1.35
1996.......................................................   1.31     0.86      1.06
1997.......................................................   1.23     0.76      1.04
1998.......................................................   0.86     0.64      0.75
1999.......................................................   0.85     0.61      0.72
2000.......................................................   0.93     0.74      0.84
2001 (through May 16)......................................   0.87     0.75      0.80

On May 16, 2001, the closing spot price of copper cathode on the COMEX was $0.75 per pound.

     Any material change in the price we receive for copper, or in our unit production costs, has a significant effect on our results. Our share of current annual production is approximately 2.3 billion pounds of copper. Accordingly, each 1 cent per pound change in the average annual copper price, or in average annual unit production costs, causes a variation in annual operating income before taxes of approximately $23 million. Consequently, a sustained and uninterrupted period of unusually low copper prices could reduce our ability to pay principal and interest on our debt, including the notes, or meet our other obligations.

     While we have from time to time in the past entered into limited hedging arrangements to reduce a portion of our exposure to the volatility of commodity market prices, we may not continue to be able to do so effectively in the future. In addition, depending upon the specific arrangements, market conditions and other factors, these hedging activities could reduce the earnings or cash flow that we otherwise would realize or could result in losses. We did not have any outstanding copper price protection contracts on May 16, 2001.

     Molybdenum, like copper, is characterized by volatile and cyclical prices. Prices are influenced by production costs of U.S. and foreign competitors, worldwide economic conditions, world supply/demand balances, inventory levels, the U.S. dollar exchange rate and other factors. Molybdenum consumption depends heavily on worldwide demand from the specialty steel industry and, to a lesser extent, on chemical applications. A substantial portion of world molybdenum production is a by-product of copper mining, which is relatively insensitive to molybdenum price levels. Due to declining consumption following a brief period of rising prices in the first half of 2000, prices reversed direction and weakened throughout the second half of the year. Platts Metals Week dealer oxide prices averaged $2.56 per pound for 2000, in contrast to 1999 and 1998 average prices of $2.66 per pound and $3.42 per pound, respectively. We received an average realized price of $3.99 per pound for molybdenum products in 2000, reflecting the broad mix of upgraded molybdenum products as well as molybdic oxide. Platts Metals Week dealer oxide prices averaged $2.25 per pound in the first quarter of 2001.

INCREASED ENERGY COSTS COULD REDUCE OUR PROFITABILITY.

     Energy, including electricity, diesel fuel and natural gas, represents a significant portion of the production costs for our operations. The principal sources of energy for our mining operations are purchased petroleum products, natural gas and electricity, and waste heat generated in the smelting processes. Our wire and cable and specialty chemicals operations generally use purchased electricity and natural gas as their principal sources of energy. In addition, the price of residual oil feedstock is a significant factor in the cost of our specialty chemicals products because the carbon black we produce is made primarily from heavy residual oil.

     The current power supply/demand imbalance in California and higher diesel fuel and natural gas prices have resulted in significantly higher costs at our Arizona and New Mexico mining operations. To reduce electricity-related costs, we have announced the construction of additional co-generation capacity at our Chino operation, an additional firm power contract, and production curtailments at a number of our mining operations in the Southwest U.S. for 2001. The continuation of high energy costs, further increases in energy costs and any resulting production cutbacks could significantly reduce our revenue and operating income in the future.

ENVIRONMENTAL AND REGULATORY COMPLIANCE MAY IMPOSE SUBSTANTIAL COSTS ON US.

     Our mining operations and exploration activities and other operations, both inside and outside the U.S., are subject to extensive laws and regulations governing prospecting, development, production, exports, taxes, labor standards, occupational health, waste disposal, protection and remediation of the environment, protection of endangered and protected species, mine safety, toxic substances and other matters. Compliance with these laws and regulations imposes substantial costs and subjects the company to significant potential liabilities.

     Our operations in the U.S. are subject to stringent federal, state and local laws and regulations relating to improving or maintaining environmental quality. The federal Clean Air Act has had a significant impact, particularly on our smelters and power plants. The amended federal Bureau of Land Management regulations governing mined land reclamation for mining on federal lands will likely increase our regulatory obligations and compliance costs over time with respect to mine closure reclamation. We are also subject to state laws and regulations that establish requirements for mined land reclamation and financial assurance.

     Environmental laws often require parties to pay for remedial action or to pay damages regardless of fault. Environmental laws also often impose liability with respect to divested or terminated operations, even if the operations were terminated or divested many years ago. We have been advised that we or our subsidiaries may be liable under the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA) or similar state laws and regulations for costs of responding to environmental conditions at a number of sites that have been or are being investigated by the EPA or other agencies. Among these sites, the Pinal Creek site in Miami, Arizona and the former American Zinc and Chemical site in Langeloth, Pennsylvania are currently considered to be the most significant.

     Costs associated with environmental and regulatory compliance, remediation and reclamation have increased over time, and we expect these costs to continue to rise in the future. In addition, the costs of environmental obligations may exceed the reserves we have established for such liabilities.

THE BUSINESS OF MINING IS SUBJECT TO MANY RISKS.

     The business of mining is subject to a number of risks and hazards, including:

     - unanticipated ground and water conditions and adverse claims to water rights;

     - geological problems;

     - metallurgical and other processing problems;

     - the occurrence of unusual weather or operating conditions and other force majeure events;

     - lower than expected ore grades;

     - accidents;

     - delays in the receipt of or failure to receive necessary government permits;

     - delays in transportation;

     - labor relations;

     - unavailability of materials and equipment; and

     - the failure of equipment or processes to operate in accordance with specifications or expectations.

     The risks associated with mining described above could cause personal injury or death, environmental damage, delays in mining, monetary losses and possible legal liability. Some of these risks also impact our non-mining operations. Although we maintain and intend to continue to maintain property and liability insurance, some risks cannot be insured, and our insurance contains exclusions and limitations on coverage and may be unavailable in some circumstances.

OUR OPERATIONS OUTSIDE THE U.S. ARE SUBJECT TO THE RISKS OF DOING BUSINESS IN FOREIGN COUNTRIES.

     In 2000, our international operations provided 10 percent and 29 percent of Phelps Dodge Mining's sales and operating income, respectively, and 63 percent and 48 percent of Phelps Dodge Industries' sales and operating income, respectively. These non-U.S. activities are conducted in Canada, Latin America, Europe, Asia and Africa, and are subject to certain political and economic risks, including:

     - political instability and civil strife;

     - changes in foreign laws and regulations, including those relating to the environment, labor and tax;

     - foreign currency fluctuations;

     - expropriation or nationalization of property;

     - exchange controls; and

     - import, export and trade regulations.

ORE RESERVE LEVELS ARE SUBJECT TO UNCERTAINTY.

     There are a number of uncertainties inherent in estimating quantities of reserves, including many factors beyond our control. The reserve data incorporated by reference in this prospectus supplement and the accompanying prospectus are in large part only estimates. The volume and grade of reserves recovered and rates of production may be less than anticipated. Declines in the market price of a particular metal also may render the exploitation of reserves containing relatively lower grades of mineralization uneconomical. If the price we realized for a particular commodity were to decline substantially below the price at which ore reserves were calculated for a sustained period of time, we could experience reductions in reserves and asset write-downs. Under some such circumstances, we may discontinue the development of a project or mining at one or more properties. Further, changes in operating and capital costs and other factors, including but not limited to short-term operating factors such as the need for sequential development of ore bodies and the processing of new or different ore grades, may reduce reserves.

                            PHELPS DODGE CORPORATION

     We are the world's second largest producer of copper. We are also the world's largest producer of molybdenum and continuous-cast copper rod, and are ranked among the world's largest producers of carbon black and magnet wire. We were incorporated under the laws of New York in 1885. On October 16, 1999, we acquired Cyprus Amax Minerals Company thereby enhancing our copper assets with significant operations in the U.S. and South America.

     Phelps Dodge consists of two divisions: (i) Phelps Dodge Mining Company and
(ii) Phelps Dodge Industries.

          (i) Phelps Dodge Mining Company is a business segment that includes our worldwide copper operations from mining through rod production, marketing and sales; molybdenum operations from mining through manufacturing, marketing and sales; other mining operations and investments; and worldwide mineral exploration and development programs.

          (ii) Phelps Dodge Industries includes our specialty chemicals segment and our wire and cable segment.

     The following discussion is based on the description of our business and properties included in our Annual Report on Form 10-K for the year ended December 31, 2000, and more extensive information concerning us is contained in such report. See "Incorporation by Reference" in the accompanying Prospectus.

PHELPS DODGE MINING COMPANY

     Phelps Dodge Mining Company is our international business segment comprised of a group of companies involved in vertically integrated copper operations including mining, concentrating, electrowinning, smelting and refining, rod production, marketing and sales, and related activities. Copper is sold primarily to others as rod, cathode or concentrates, and as rod to our wire and cable segment. In addition, Phelps Dodge Mining Company at times smelts and refines copper and produces copper rod for customers on a toll basis. It is also an integrated producer of molybdenum, with mining, roasting and processing facilities producing molybdenum concentrate as well as metallurgical and chemical products. In addition, it produces gold, silver, molybdenum, copper sulfate, rhenium and copper chemicals as by-products, and sulfuric acid from its air quality control facilities. This business segment also includes worldwide mineral exploration and development programs.

     We produce copper concentrate from open-pit mines and concentrators located in Bagdad and Green Valley, Arizona; Santa Rita, New Mexico; and near Copiapo, Chile. We produce electrowon copper cathode at solution extraction/electrowinning (SX/EW) operations in Morenci, Miami, Bagdad and Green Valley, Arizona; Santa Rita and Tyrone, New Mexico; near Arequipa, Peru; and near Calama, Chile.

     In 2000, Phelps Dodge Mining Company produced 1,200,300 tons of copper in concentrate and electrowon form for our account from worldwide mining operations, and an additional 258,700 tons of such copper for the accounts of our minority interest joint-venture partners. Production of copper for our own account from our U.S. operations constituted approximately 60 percent of the copper mined in the U.S. in 2000. Much of our U.S. cathode copper production, together with additional copper purchased from others, is used to produce continuous-cast copper rod, the basic feed for the electrical wire and cable industry.

     We are the world's leading producer of copper using the SX/EW process. In 2000, we produced a total of 806,300 tons of cathode copper at our SX/EW facilities, compared with 511,500 tons in 1999 and 430,800 tons in 1998. SX/EW is a cost-effective process of extracting copper from certain types of ores. SX/EW is a major factor in our continuing efforts to maintain internationally competitive costs. Our total annual capacity of electrowon copper cathode production is currently 410,000 tons at Morenci, 248,000 tons at El Abra (Chile), 75,000 tons at Santa Rita, 75,000 tons at Tyrone, 105,000 tons at Miami, 75,000 tons at Cerro Verde (Peru), 16,000 tons at Bagdad and 35,000 tons at Sierrita (Green Valley).

     We own and operate a copper smelter in Miami, Arizona, and, through Chino Mines Company, operate the Chino smelter in Hurley, New Mexico. We own a two-thirds interest in Chino Mines Company. We smelt virtually all of our share of our U.S. copper concentrate production and occasionally some concentrate production from Candelaria.

     We refine our share of anode copper production from our smelters at our refineries in El Paso, Texas, and Miami, Arizona. Our Miami refinery has an annual production capacity of about 200,000 tons of copper cathode, and the El Paso refinery has an annual production capacity of about 450,000 tons of copper cathode.

     We are the world's largest producer of continuous-cast copper rod, the basic feed for the electrical wire and cable industry. Most of our refined copper, and additional purchased copper, is converted into rod at our continuous-cast copper rod facilities in El Paso, Texas; Norwich, Connecticut; Miami, Arizona; and Chicago, Illinois. Our four plants have a collective annual capacity to convert more than 1.1 million tons of refined copper into rod and other refined copper products.

     We own the underground Henderson molybdenum mine near Empire, Colorado. This operation consists of an underground block-caving mine where molybdenite ore is mined and transported to a conventional sulfide mill. The concentrator is capable of operating at a rate of 32,000 tons of ore per day, producing molybdenum disulfide concentrate containing up to 58 percent molybdenum. Most of the concentrate is shipped to our Fort Madison roasting and chemical processing facility in Iowa where a number of different products are made for final sale to customers. A portion of Henderson's production is sold to customers as molybdenum disulfide.

     Molybdenum concentrate also is produced as a by-product at several of our U.S. copper operations. The concentrate is roasted to produce molybdenum oxide at one of our three roasting operations, and various molybdenum metallurgical and chemical products are produced at our four conversion facilities.

PHELPS DODGE INDUSTRIES

     Phelps Dodge Industries is our manufacturing division comprised of two business segments that produce engineered products principally for the global energy, telecommunications, transportation and specialty chemicals sectors. Its operations are characterized by products with significant market share, internationally competitive costs and quality, and specialized engineering capabilities. The two segments are specialty chemicals and wire and cable.

  SPECIALTY CHEMICALS SEGMENT

     Columbian Chemicals, headquartered in Marietta, Georgia, is an international producer and marketer of carbon blacks. At Columbian Chemicals, we produce a full range of rubber and industrial carbon blacks in 12 plants worldwide, with approximately 40 percent of our production in North America and the remaining 60 percent at facilities in Europe, Asia and Latin America. Our rubber carbon blacks improve the tread wear and durability of tires and extend the service life of many rubber products such as belts and hoses. Our industrial carbon blacks are used in such diverse applications as pigmentation of coatings, inks and plastics; ultraviolet stabilization of plastics; and conductive insulation for wire and cable.

  WIRE AND CABLE SEGMENT

     The wire and cable segment, headquartered in Coral Gables, Florida, consists of three worldwide product line businesses and a shared support services operation. The three product line businesses are magnet wire, energy and telecommunications cables, and specialty conductors.

     Magnet wire, the insulated conductor used in most electrical motors, is manufactured at three plants in the United States, as well as at facilities in Austria, Mexico and Zambia. Energy and telecommunication cables for international markets are manufactured in factories located in twelve countries. In Brazil and Venezuela, we wholly own companies with production facilities. Additionally, we have majority interests in companies with production facilities in five other countries -- Chile, Costa Rica,

Honduras, Thailand and Zambia. We also have minority interests in companies located in Hong Kong, China, Thailand and the Philippines, accounted for on the equity basis, and in companies located in Greece and India, accounted for on the cost basis. We manufacture specialty conductors at four plants in the United States, and market these products to the aerospace, automotive, biomedical, computer and consumer electronics markets. The principal products are highly engineered conductors of copper and copper alloy wire electroplated with silver, tin or nickel for sophisticated, specialty product niches.

                              RECENT DEVELOPMENTS

     On May 14, 2001, Standard & Poor's lowered its commercial paper rating on Phelps Dodge Corporation to A-3 from A-2 and revised its outlook to negative from stable. On May 17, 2001, Moody's changed its outlook on Phelps Dodge Corporation to negative from stable. Our access to the commercial paper market will be limited as a result of Standard & Poor's action. Consequently, prior to the closing of the sale of the notes, we anticipate refinancing outstanding commercial paper that becomes due with drawdowns from our $1 billion revolving credit facility. In addition, as a result of the Standard & Poor's and Moody's actions, we may have to pay higher interest rates on future borrowings, including any refinancings of outstanding borrowings under the revolving credit facility.

     On May 3, 2001, we announced the termination of the sale process for our specialty chemical and wire and cable businesses. We had announced our intention to explore strategic alternatives for, including the possible sale of, these businesses on December 8, 2000. Our board of directors terminated the sale process for both Columbian Chemicals and PD Wire & Cable after extensive discussions with interested parties, when it became clear that the current economic environment would not deliver transactions that offer an appropriate value to our shareholders.

     On May 3, 2001, we also announced a reduction in the quarterly dividend on our common shares for the second quarter of 2001 by 37.5 cents to 12.5 cents per share. This reduction was based on a number of factors, including general economic conditions. The dividend reduction will result in net cash savings of approximately $120 million annually.

     On April 24, 2001, we announced a plan to improve operating income by $30 million in 2001, $100 million in 2002, and $150 million annually beginning in 2003. We will seek to achieve these goals primarily through a restructuring of our professional, administrative and operations support functions.

                                USE OF PROCEEDS

     We intend to use the net proceeds of this offering for the repayment of outstanding commercial paper issued for general corporate purposes (with a weighted average maturity of approximately 39 days and a weighted average interest rate of 4.86% as of May 17, 2001) and, to the extent of any remaining proceeds, outstanding borrowings under our revolving credit facility (with a maturity of May 10, 2005 and an interest rate of 4.61% per annum as of May 17,
2001). Pending such application, the proceeds will be invested temporarily in short-term marketable securities.

                                 CAPITALIZATION

     The following table sets forth our short-term debt and total capitalization at March 31, 2001, and as adjusted to give effect to the sale of the notes (without giving effect to the underwriting discount and the payment of expenses) and the repayment of outstanding commercial paper and borrowings under our revolving credit facility. No other change in our consolidated capitalization since March 31, 2001 is reflected in the table. The financial data at March 31, 2001 in the following table are derived from our unaudited financial statements at and for the quarter ended March 31, 2001. The following data is qualified in its entirety by our financial statements and other information contained elsewhere in this prospectus supplement and the accompanying prospectus or incorporated by reference.

                                                                  MARCH 31, 2001
                                                              -----------------------
                                                               ACTUAL     AS ADJUSTED
                                                              --------    -----------
                                                               (DOLLARS IN MILLIONS)
Short-term debt:
  Short-term debt...........................................  $  690.2     $
  Current portion of long-term debt.........................     306.8
                                                              --------     --------
     Total..................................................     997.0
                                                              --------     --------
Long-term debt:
  Notes and debentures (other than the notes)...............   1,853.2
  Notes offered hereby......................................        --
                                                              --------     --------
     Total long-term debt...................................   1,853.2
Minority interest in consolidated subsidiaries..............      67.2
Common shareholders' equity.................................   3,033.9
                                                              --------     --------
     Total long-term debt, minority interest in consolidated
      subsidiaries, and common shareholders' equity.........   4,954.3
                                                              --------     --------
          Total Capitalization..............................  $5,951.3     $
                                                              ========     ========

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

                                           THREE MONTHS
                                              ENDED
                                            MARCH 31,              YEAR ENDED DECEMBER 31,
                                           ------------    ---------------------------------------
                                             2001(B)       2000    1999(C)    1998    1997    1996
                                           ------------    ----    -------    ----    ----    ----
Ratio of Earnings to Fixed Charges(a)....       --         1.3        --      4.4     8.2     10.5

---------------
(a) For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of income before taxes, minority interests and equity in net earnings (losses) of affiliated companies and cumulative effect of accounting changes. Minority interests in majority-owned subsidiaries were not deducted from earnings as all such subsidiaries had fixed charges. Fixed charges consist of interest (including capitalized interest) on all indebtedness, amortization of debt discount and expense, and that portion of rental expense that we believe to be representative of interest.

(b) Fixed charges exceeded earnings for the three-month period ended March 31, 2001. As a result, the ratio coverage was less than 1:1. We would have needed to generate additional earnings of $13.4 million to achieve a coverage of 1:1.

(c) Due to the loss recorded in 1999, the ratio coverage was less than 1:1. We would have needed to generate additional earnings of $419.3 million to achieve a coverage of 1:1 in 1999.

                         SELECTED FINANCIAL INFORMATION

     With the exception of data as to copper prices listed below, the following financial information for each of the five years in the period ended December 31, 2000 has been derived from our consolidated financial statements, audited by PricewaterhouseCoopers LLP, independent accountants, previously filed with the Securities and Exchange Commission. The summary financial information in the table below as of and for the three months ended March 31, 2000 and 2001, is unaudited and should be read in conjunction with our consolidated financial statements and related notes, which are incorporated by reference. See "Incorporation by Reference" in the accompanying Prospectus.

                                            THREE MONTHS
                                                ENDED                                       ENDED
                                              MARCH 31,                                 DECEMBER 31,
                                         -------------------                         -------------------
                                         2001(a)    2000(b)    2000(b)      YEAR                1997(e)    1996(f)
                                         --------   --------   --------   1999(c)    1998(d)    --------   --------
                                                                          --------   --------
                                                            (DOLLARS IN MILLIONS, EXCEPT FOR PER
                                                                  POUND FOR COPPER PRICE)
STATEMENT OF OPERATIONS DATA:
Sales and other operating revenues.....  $1,100.7   $1,119.7   $4,525.1   $3,114.4   $3,063.4   $3,914.3   $3,786.6
Operating income (loss)................      34.4       79.8      237.0     (315.6)     422.7      611.0      712.9
Net income (loss)......................      14.2       19.4       29.0     (257.8)     190.9      408.5      461.8
BALANCE SHEET DATA (AT PERIOD END):
Current assets.........................  $1,611.2   $1,631.4   $1,507.6   $1,693.4   $  980.0   $1,051.1   $1,421.5
Total assets...........................   7,907.6    8,127.0    7,830.8    8,229.0    5,036.5    4,965.2    4,816.4
Total debt.............................   2,850.2    2,664.0    2,687.7    2,755.0    1,021.0    1,003.3      659.3
Long-term debt.........................   1,853.2    2,173.9    1,963.0    2,172.5      836.4      857.1      554.6
Shareholders' equity...................   3,033.9    3,260.1    3,105.0    3,276.8    2,587.4    2,510.4    2,755.9
OTHER DATA:
Net cash provided by (used in)
  operating activities.................  $   (9.9)  $  124.3   $  511.2   $  204.5   $  378.4   $  764.6   $  837.5
Capital expenditures and investments...     123.5       69.7      422.3      240.4      668.3      789.2      560.4
Depreciation, depletion and
  amortization.........................     116.5      119.4      464.2      329.1      293.3      283.7      249.5
Common dividends declared..............      39.4       39.4      157.5      124.3      117.3      122.7      128.6
DIVISION RESULTS:
Phelps Dodge Mining Company operating
  income (loss)(g).....................  $   (5.1)  $   68.3   $  243.3   $ (301.0)  $  110.3   $  459.2   $  528.7
Phelps Dodge Industries operating
  income(g)............................      26.7       26.9       70.3       49.7      353.6      207.8      227.9
COPPER:
Copper production (own production --
  thousand tons)(h)....................     294.2      304.4    1,200.3      890.1      874.0      812.1      770.4
Copper sales (own
  production -- thousand tons)(h)......     289.7      315.4    1,200.6      884.2      876.3      812.8      771.6
COMEX copper price (per pound)(i)......  $   0.82   $   0.82   $   0.84   $   0.72   $   0.75   $   1.04   $   1.06
Commercially recoverable copper
  reserves (million tons)(j)...........        --         --       24.1       24.4       14.5       13.7       12.1

NOTES:

(a) For the three months ended March 31, 2001:

     - NON-RECURRING ITEMS

          In the first quarter of 2001, we recognized a non-recurring net gain of $28.9 million ($28.9 million, or 37 cents per share, after taxes). The non-recurring net gain consisted of $30.9 million (pre-tax and after-tax) in insurance recoveries associated with settlements reached with several insurance companies on historic environmental liability claims and a cumulative loss of $2.0 million (pre-tax and after-tax) from the adoption of Statement of Financial Accounting Standard (SFAS) No. 133.

     - PROVISIONS FOR TAXES ON INCOME

          The effective tax rate on our earnings before non-recurring items was 73 percent in the 2001 first quarter. That rate is based on our full-year earnings forecast reflecting a COMEX copper price of 85 cents per pound and a blend of our worldwide tax rates. It exceeds an expected tax rate of 37 percent due to certain operations generating losses that do not currently result in the recognition of any tax benefit while other operations are generating taxable income.

     - ADOPTION OF ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES (SFAS NO. 133)

          We do not purchase, hold or sell derivative contracts unless we have an existing asset or obligation, or anticipate a future activity that is likely to occur and will result in exposing us to market risk. We use various strategies to manage our market risk, including the use of derivative contracts to limit, offset or reduce our market exposure. Derivative instruments are used to manage well-defined commodity price, foreign exchange and interest rate risks from our primary business activities. The fair values of our derivative instruments are based on quoted market prices for similar instruments and on market closing prices at period end.

          Effective January 1, 2001, we adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which incorporates the amendments contained in SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133," and SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities," an amendment of Statement 133. The Statement, as amended, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. All derivatives, whether designated in hedging relationships or not, are required to be recorded on the balance sheet at fair value. If the derivative is designated as a fair value hedge, the changes in the fair value of the derivative and of the hedged item attributable to the hedged risk are recognized in earnings. If the derivative is designated as a cash flow hedge, the effective portions of changes in the fair value of the derivative are recorded in other comprehensive income (OCI) and are recognized in the income statement when the hedged item affects earnings. Ineffective portions of changes in the fair value of cash flow hedges are recognized in earnings. For all non-hedging derivatives, the changes in the fair value of the derivative attributable to the hedged risk are recognized in earnings.

          The adoption of SFAS No. 133 on January 1, 2001 resulted in a cumulative pre-tax reduction to income of $2.0 million ($2.0 million after-tax) and a cumulative pre-tax reduction to OCI of $7.1 million ($7.1 million after-tax). The reduction to income was attributable to a loss relating to the fair value of certain of our copper price protection arrangements, which were previously designated as hedges of fair value exposure that did not qualify as hedging instruments under the new standard. The reduction to OCI was primarily attributable to unrealized losses on interest rate swap contracts. The net derivative losses included in OCI as of January 1, 2001 will be recognized in earnings as the associated hedge risk is realized.

          For further discussion, refer to our consolidated financial statements and notes thereto included in our Form 10-Q for the period ended March 31, 2001 and in our Form 10-K for the year ended December 31, 2000.

(b) For the three month period ended March 31, 2000, a non-recurring, pre-tax charge of $2.1 million ($1.3 million, or 1 cent per share, after taxes) was recognized by Phelps Dodge Industries in conjunction with the June 30, 1999 restructuring plan. The components of the restructuring plan related to employee severance and disposal and dismantling.

          For the year ended December 31, 2000, reported amounts include after-tax, non recurring provisions of $56.4 million or 72 cents per common share for the 1999 and 2000 restructuring plans, offset by an income tax refund and related interest of $10.1 million or 13 cents per common share and an insurance settlement refund of $3.0 million or 4 cents per common share relating to a former Cyprus Amax Minerals Company coal property.

(c) For the year ended December 31, 1999, reported amounts include after-tax, non-recurring provisions of $222.5 million or $3.61 per common share for asset impairments, $17.8 million or 29 cents per common share reflecting provisions for environmental costs, $65.7 million or $1.07 per common share for costs associated with a restructuring plan announced on June 30, 1999, and $3.5 million or 6 cents per common share for the cumulative effect of an accounting change, partially offset by a non-recurring gain of $30.0 million or 49 cents per common share for an adjustment of prior year's taxes. We acquired Cyprus Amax on October 16, 1999.

(d) For the year ended December 31, 1998, reported amounts include an after-tax gain of $131.1 million or $2.24 per common share from the disposition of Accuride Corporation, an after-tax loss of $26.4 million or 45 cents per common share from the sale of our 44.6 percent interest in a South African mining company and a non-recurring, after-tax provision of $5.6 million or 10 cents per common share for curtailments and indefinite closures primarily at Phelps Dodge Mining Company.

(e) For the year ended December 31, 1997, reported amounts include non-recurring charges of $31.6 million after taxes or 51 cents per common share reflecting provisions for environmental costs, an early retirement program and asset dispositions.

(f) For the year ended December 31, 1996, reported amounts include interest charges of $5.9 million and reclamation reserves of $10 million for the court-ordered rescission of a 1986 sale of property in Maspeth, New York, by us to the United States Postal Service. The after-tax effect was $10.7 million or 16 cents per common share.

(g) 1996 and 1997 have been presented to conform with SFAS No. 131.

(h) Copper production and sales include those of Cyprus Amax since October 16, 1999, the effective date of acquisition.

(i) New York Commodity Exchange annual average spot price per pound -- cathodes.

(j) We calculate commercially recoverable copper reserves annually rather than quarterly.

                            RECENT FINANCIAL RESULTS

     We had a consolidated loss in the first quarter of 2001 of $14.7 million, or 19 cents per common share, before a non-recurring net gain of $28.9 million ($28.9 million, or 37 cents per share, after taxes). The non-recurring net gain consisted of $30.9 million in insurance recoveries and a cumulative loss of $2.0 million from the adoption of Statement of Financial Accounting Standard No. 133. By comparison, earnings for the first quarter of 2000 were $20.7 million, or 26 cents per share, before pre-tax, non-recurring charges of $2.1 million ($1.3 million, or 1 cent per share, after taxes). After non-recurring charges and cumulative effect of accounting changes, net income for the first quarter of 2001 was $14.2 million, or 18 cents per share, compared with net income of $19.4 million, or 25 cents per share, for the first quarter of 2000.

     Phelps Dodge Mining Company reported sales and other operating revenues to unaffiliated customers of $726.5 million in the first quarter of 2001, compared with sales of $753.4 million in the first quarter of 2000, a decrease of $26.9 million, or 4 percent. This variance primarily reflected lower U.S. copper, gold, silver and molybdenum sales volumes of approximately $69 million, partially offset by higher international sales volumes of approximately $44 million. The COMEX spot price per pound of copper cathode, upon which we primarily base our selling price, averaged 82 cents in the first quarter of 2001, unchanged from the first quarter of 2000.

     The Phelps Dodge Mining Company share of mine production from its worldwide operations was 294,200 tons of copper in the first quarter of 2001, compared with production of 304,400 tons in the first quarter of 2000. The division's copper sales from mine production were 289,700 tons in the first quarter of 2001, compared with 315,400 tons in the first quarter of 2000. The decrease in copper production reflected the impact of the transition to total mine-for-leach production at Morenci, and the decrease in sales related to lower production in the first quarter of 2001 and higher sales in the first quarter of 2000 as excess inventories stemming from the acquisition of Cyprus Amax were liquidated.

     Phelps Dodge Mining Company reported an operating loss of $5.1 million in the first quarter of 2001, compared with operating earnings of $68.3 million in the corresponding 2000 period. This decrease primarily reflected higher copper production costs (approximately $54 million), lower sales volumes of Phelps Dodge-mined copper (approximately $7 million) and slightly lower realized selling prices (approximately $7 million). The cost increases primarily resulted from higher energy costs of approximately $39 million, anticipated temporary effects of lower production and higher costs associated with transitioning to total mine-for-leach production at Morenci of approximately $3 million and higher depreciation of approximately $3 million. In the first quarter of 2001, copper unit production costs were adversely impacted by the effects of abnormally high spot prices for energy.

     Phelps Dodge Industries reported 2001 first quarter operating income of $26.7 million. Operating income in the 2000 first quarter was $29.0 million, before non-recurring, pre-tax charges of $2.1 million for costs associated with the restructuring plan initiated in 1999.

     During the 2001 first quarter, our working capital balances (excluding cash and cash equivalents and debt) increased $97.7 million. This increase resulted primarily from (i) an $80.6 million increase in accounts receivable primarily due to the recognition of insurance recoveries associated with historic environmental liability claims ($39.3 million), a large cash sale ($25.0 million) at year-end 2000 and a $14.6 million increase due to tax benefits recognized on first quarter losses that will likely be reversed in subsequent periods; (ii) a $23.0 million increase in inventories and supplies due to a temporary increase of $13.3 million in copper inventories at U.S. mining properties (including a temporary increase during the conversion of Morenci to mine-for-leach processing), and an increase of $9.7 million at Phelps Dodge Industries primarily associated with higher inventory levels to support increased business activity; and (iii) a $26.4 million increase in accounts payable and accrued expenses primarily due to a $33.9 million increase in interest payable associated with debt for which semi-annual payments are made in the second and fourth quarters.

     Our total debt at March 31, 2001 was $2,850.2 million, compared with $2,687.7 million at December 31, 2000. Our ratio of debt to total capitalization was 47.9 percent at March 31, 2001, compared with 45.7 percent at December 31, 2000. The increase principally represented $188.3 million in additional short-term borrowings under our commercial paper program.

     Capital expenditures and investments during the first quarter of 2001 were $63.9 million for Phelps Dodge Mining, $53.2 million for Phelps Dodge Industries (including $44.8 million for the contractually obligated acquisition of the remaining 40 percent minority share of our wire and cable manufacturing operation in Brazil) and $6.4 million for corporate and other. Capital expenditures and investments in the corresponding 2000 period were $44.9 million for Phelps Dodge Mining, $11.6 million for Phelps Dodge Industries and $13.2 million for corporate and other. We expect capital expenditures and investments for the year 2001 to be approximately $265 million for Phelps Dodge Mining, approximately $100 million for Phelps Dodge Industries, and approximately $35 million for corporate and other. These capital expenditures and investments are expected to be funded primarily from operating cash flows and cash reserves.

                            DESCRIPTION OF THE NOTES

     The following description of the particular terms of the notes offered by this prospectus supplement supplements the description of the general terms and provisions of the notes set forth in "Description of the Debt Securities" in the accompanying prospectus (the notes are referred to in that prospectus as the "debt securities"). You should carefully read the entire prospectus and prospectus supplement to understand fully the terms of the notes. All of the information set forth below is qualified in its entirety by the more detailed explanation set forth in the accompanying prospectus.

     The notes are a separate series of senior debt securities and will be issued under an indenture, dated as of September 22, 1997, between Phelps Dodge Corporation and First Union National Bank, as successor trustee, referred to as the indenture. The notes will be issued in fully registered form without coupons and in denominations of $1,000 and any integral multiple of $1,000.

     As of the date of this prospectus supplement, we may offer an aggregate
principal amount of $          of additional debt securities under the
registration statement of which this prospectus supplement and the accompanying prospectus form a part. We may, without notice to or consent of the holders or beneficial owners of the notes, issue additional notes having the same ranking, interest rate, maturity and other terms as the notes. Any such additional notes issued could be considered part of the same series of notes under the indenture as the notes.

     The notes offered hereby will be limited to $          aggregate principal
amount and will mature on                . Each note will bear interest at the
rate of      % per annum, from                , 2001 or from the most recent
interest payment date to which interest has been paid or provided for, payable
semiannually on                and                of each year, beginning on
               , 2001. Interest shall be paid to the person in whose name such
note is registered at the close of business on the                or
               , as the case may be, preceding such interest payment date. Interest will be computed on the basis of a 360-day year, consisting of twelve 30-day months.

     If either a date for payment of principal or interest on the notes or the maturity date of the notes falls on a day that is not a business day, the related payment of principal or interest will be made on the next succeeding business day as if made on the date the payment was due. No interest will accrue on any amounts payable for the period from and after the date for payment of principal or interest on the notes or the maturity date of the notes. For these purposes, "business day" means any which is a day on which commercial banks settle payments and are open for general business in New York City.

OPTIONAL REDEMPTION

     We may redeem the notes at any time in accordance with the redemption provisions described under "Description of the Debt Securities -- Redemption of Debt Securities" in the accompanying prospectus. The redemption price will equal any accrued and unpaid interest plus the greater of:

     - 100% of the principal amount of the notes to be redeemed, and

     - a "make whole" amount, which will be calculated as described below.

     The "make whole" amount will equal the sum of the present values of the Remaining Scheduled Payments discounted to the redemption date, on a semiannual
basis, at the Treasury Yield, plus   basis points.

     "Remaining Scheduled Payments" means the remaining scheduled payments of the principal and interest that would be due after the redemption date of a note if such note were not redeemed. However, if the redemption date is not a scheduled interest payment date, the amount of the next succeeding scheduled interest payment on such note will be reduced by the amount of interest accrued on such note to such redemption date.

     "Treasury Yield" means, with respect to any redemption date, the annual rate equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the redemption date.

     "Comparable Treasury Issue" means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

     "Comparable Treasury Price" means, with respect to any redemption date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (ii) if such release (or any successor release) is not published or does not contain such prices on such business day, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or
(B) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Quotations.

     "Independent Investment Banker" means an independent investment banking institution of international standing appointed by us.

     "Reference Treasury Dealer" means any primary U.S. Government securities dealer in New York City selected by the Independent Investment Banker after consultation with us.

     "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by the Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

DEFEASANCE

     The notes are subject to general defeasance or covenant defeasance, at any time, at our option, in accordance with the provisions contained in Sections 4.3, 4.4 and 4.5 of the indenture, provided that we satisfy the stated conditions. Among other conditions, we must deposit with the trustee as trust funds the entire amount sufficient to pay all notes at maturity and deliver to the trustee an opinion of counsel that holders of the notes shall be subject only to the same Federal income tax that they would have incurred had we not elected to make the defeasance and an officer's certificate that we have fulfilled each of the conditions precedent to the defeasance.

BOOK-ENTRY SYSTEM

     The information set out below in connection with The Depositary Trust Company ("DTC"), the Euroclear System ("Euroclear") or Clearstream Banking S.A. ("Clearstream" and together with DTC and Euroclear, the "clearing systems") is subject to any change in or reinterpretation of the rules, regulations and procedures of the clearing systems currently in effect. The information in this section concerning the clearing systems has been obtained from sources that we believe to be reliable, but neither we nor the underwriters take any responsibility for the accuracy of the information. Investors wishing to use the facilities of any of the clearing systems are advised to confirm the applicability of the rules, regulations and procedures of the relevant clearing system. Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to, or payments made on account of interests in the notes held through the facilities of, any clearing system or for maintaining, supervising of reviewing any records relating to such beneficial ownership interests.

     The notes will be represented by one or more global notes registered in the name of Cede & Co., as a nominee of DTC. See "Description of the Debt
Securities -- Global Securities" in the accompanying Prospectus. Except as described in the accompanying Prospectus, notes in definitive form will not be issued.

     The clearing systems have advised us as follows:

     DTC. DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal

Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act. DTC holds securities that its participants ("Direct DTC Participants") deposit with DTC. DTC also facilitates the settlement among Direct DTC Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct DTC Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct DTC Participants in DTC include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Direct DTC Participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, such as securities brokers and dealers, banks and trust companies that clear transactions through or maintain a custodial relationship with a Direct DTC Participant either directly or indirectly ("Indirect DTC Participants"). The rules applicable to DTC and its Direct and Indirect DTC Participants are on file with the Securities and Exchange Commission.

     Purchases of notes under the DTC system must be made by or through Direct DTC Participants, which will receive a credit for the notes on DTC's records. The ownership interest of each actual purchaser of each note ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect DTC Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect DTC Participants through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of Direct and Indirect DTC Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in notes, except in the event that use of the book-entry system for the notes is discontinued.

     To facilitate subsequent transfers, all notes deposited by Direct DTC Participants with DTC are registered in the name of DTC's nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of notes with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the notes; DTC's records reflect only the identity of the Direct DTC participants to whose accounts such notes are credited, which may or may not be the Beneficial Owners. The Direct and Indirect DTC Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to Direct DTC Participants, by Direct DTC Participants to Indirect DTC Participants, and by Direct DTC Participants and Indirect DTC Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Redemption notices shall be sent to DTC. If less than all of the notes within an issue are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct DTC Participant in such issue to be redeemed.

     Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the notes. Under its usual procedures, DTC mails an omnibus proxy to the issuer as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those Direct DTC Participants to whose accounts the notes are credited on the record date (identified in a listing attached to the omnibus proxy).

     Payment of interest and principal on the notes will be made to Cede & Co. or such other nominee as may be requested by an authorized representative of DTC. DTC's practice is to credit Direct DTC Participants' accounts, upon DTC's receipt of funds and corresponding detail information from us on the date payable in accordance with their respective holdings shown on DTC's records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such Participant and not of DTC or us subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions and dividends to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is our responsibility, disbursement of such payments to Direct DTC Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect DTC Participants.

     CLEARSTREAM. Clearstream is incorporated under the laws of Luxembourg as a professional depository. Clearstream holds securities for Clearstream Participants (as defined below) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters ("Clearstream Participants"). Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly.

     EUROCLEAR. Euroclear was created in 1968 to hold securities for Euroclear Participants (as defined below) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear Bank S.A./N.V. (the "Euroclear Operator"), a bank incorporated under the laws of the Kingdom of Belgium and licensed by the Belgian Banking and Finance Commission, assumed the operating and banking functions of Euroclear as of January 1, 2001. All operations of Euroclear are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. The Euroclear Operator establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include central banks, commercial banks, securities brokers and dealers and other professional financial intermediaries ("Euroclear Participants"). Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

     Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear and applicable Belgian law (collectively, the "Euroclear terms and conditions"). The Euroclear terms and conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear and receipts of payment with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Euroclear terms and conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

SAME-DAY SETTLEMENT AND PAYMENT

     Settlement for the notes will be made by the underwriters in immediately available funds. All payments of principal and interest on the notes will be made by us in immediately available funds. The notes will trade in DTC's settlement system until maturity.

     Investors may elect to hold interests in the notes through DTC, Clearstream or Euroclear if they are participants of such clearing systems, or indirectly through organizations which are participants in such clearing systems. Clearstream and Euroclear will hold interests on behalf of their participants through accounts they hold indirectly on the books of DTC.

                                  UNDERWRITING

     Salomon Smith Barney Inc. is acting as sole bookrunning manager of the offering and is acting as representative of the underwriters named below.

     Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite the underwriter's name:

                                                              PRINCIPAL AMOUNT
UNDERWRITER                                                       OF NOTES
-----------                                                   ----------------
Salomon Smith Barney Inc....................................      $

          Total.............................................      $

     The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes.

     The underwriters propose to offer some of the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the notes to dealers at the public offering price less a
concession not to exceed      % of the principal amount of the notes. The
underwriters may allow and dealers may reallow a concession not to exceed      %
of the principal amount of the notes on sales to other dealers. After the initial offering of the notes to the public, the representative may change the public offering price and concessions.

     The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

                                                            PAID BY PHELPS DODGE CORPORATION
                                                            --------------------------------
Per note................................................                                    %

     We do not intend to apply for listing of the notes on a national securities exchange, but have been advised by the underwriters that they presently intend to make a market in the notes. The underwriters are not obligated, however, to make a market in the notes and any such market making may be discontinued at any time at the sole discretion of the underwriters. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the notes.

     In connection with the offering, Salomon Smith Barney, on behalf of the underwriters, may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of notes in excess of the principal amount of notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

     The underwriters also may impose a penalty bid. Penalty bids permit underwriters to reclaim a selling concession from a syndicate member when Salomon Smith Barney, in covering syndicate short positions or making stabilizing purchases, repurchases notes originally sold by that syndicate member.

     Any of these activities by the underwriters may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

     We estimate that our total expenses for this offering will be $535,000.

     The underwriters have performed investment and commercial banking and advisory services for us from time to time for which they have received customary fees and expenses. The underwriters and their affiliates may from time to time engage in transactions with and perform services for us and our subsidiaries and affiliates in the ordinary course of their businesses.

     We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

                                 LEGAL MATTERS

     The validity of the notes offered will be passed upon for Phelps Dodge by Debevoise & Plimpton, 875 Third Avenue, New York, New York 10022 and for the underwriters by Cleary, Gottlieb, Steen & Hamilton, One Liberty Plaza, New York, New York 10006.

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                                  $750,000,000

                        [PHELPS DODGE CORPORATION LOGO]

                                 COMMON SHARES
                                PREFERRED SHARES
                            SHARE PURCHASE CONTRACTS
                              SHARE PURCHASE UNITS
                                    WARRANTS
                             SENIOR DEBT SECURITIES
                      JUNIOR SUBORDINATED DEBT SECURITIES

                               PD CAPITAL TRUST I
                              PD CAPITAL TRUST II
                              PREFERRED SECURITIES
                     GUARANTEED BY PHELPS DODGE CORPORATION

     - By this prospectus, we may offer from time to time up to $750,000,000 of any combination of the securities described in this prospectus.

     - We will provide you with the specific terms of the securities we are offering in supplements to this prospectus. A supplement may also change or update information contained in this prospectus.

     - You should read this prospectus, including the documents and other information we have referred to under the heading "Where You Can Find More Information," and the prospectus supplement relating to the specific issue of securities carefully before you invest.

     - We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement.

     - Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                The date of this prospectus is January 18, 2001.

                                CAUTIONARY NOTE

GENERAL

     You should rely only on the information contained or incorporated by reference in this prospectus and in any supplement. "Incorporation by reference" means that we can disclose important information to you by referring you to another document filed separately with the SEC. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any supplement to this prospectus is current only as of the dates on their covers. Our business, financial condition, results of operations and prospects may have changed since that date.

     PD Capital Trust I and PD Capital Trust II, each of which is referred to in this prospectus as a trust and which are collectively referred to as the trusts, have no independent function other than to issue securities and to purchase junior subordinated debt securities. This prospectus does not contain separate financial statements for the trusts. Phelps Dodge Corporation files consolidated financial information with the SEC that will include financial information regarding the trusts.

FORWARD-LOOKING STATEMENTS

     This prospectus, any prospectus supplement and the documents and information incorporated by reference in them may contain forward-looking statements within the meaning of the federal securities laws. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements. You should be aware that these statements only reflect our expectations and are not guarantees of performance. These statements involve risks, uncertainties and assumptions. Actual events or results may differ materially from our expectations. Important factors that could cause our actual results to be materially different from our expectations include those discussed under the caption "Risk Factors" in each prospectus supplement. In some cases, you can identify these statements by our use of forward-looking words such as "may," "will," "should," "anticipate," "estimate," "expect," "plan," "believe," "predict," "potential" and "intend". The safe harbor provisions for forward-looking statements only apply to companies that have previously offered securities to the public. Because each trust's offer of the preferred securities constitutes each trust's initial public offering of securities, the safe harbor provisions of the federal securities laws do not apply to the trusts. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

                            PHELPS DODGE CORPORATION

     The Corporation, incorporated under the laws of New York in 1885, is the world's second largest producer of copper, among the world's largest carbon black and magnet wire producers, and is the world's largest producer of continuous-cast copper rod. On October 16, 1999, we acquired Cyprus Amax Minerals Company (Cyprus Amax or Cyprus) thereby enhancing our copper assets with significant operations in the United States and South America. As a result of the acquisition, we also became the world's leading producer of molybdenum and molybdenum products.

     The Corporation comprises two divisions: (i) Phelps Dodge Mining Company and (ii) Phelps Dodge Industries.

     (i) Phelps Dodge Mining Company is a business segment that includes our worldwide copper operations from mining through rod production, marketing and sales; molybdenum operations from mining through manufacturing, marketing and sales; other mining operations and investments; and worldwide mineral exploration and development programs.

     (ii) Phelps Dodge Industries includes our specialty chemicals segment and our wire and cable segment.

     In 1999, including production from the acquired Cyprus operations as of October 16, Phelps Dodge Mining Company produced 890,100 tons of copper for our account from worldwide mining operations, and an additional 191,200 tons of copper for the accounts of our minority interest joint-venture partners. Gold, silver, molybdenum, copper sulfate and sulfuric acid are by-products of our copper operations. Production of copper for our own account from our U.S. operations constituted approximately 35 percent of the copper mined in the United States in 1999. Much of our U.S. cathode copper production, together with additional copper purchased from others, is used to produce continuous-cast copper rod, the basic feed for the electrical wire and cable industry. We also explore for metals and minerals throughout the world.

     Our international mining operations include Candelaria and El Abra, major copper mines in Chile, the Cerro Verde mine in Peru, and other operations and investments in Chile and Peru. These operations produce a variety of metals and minerals including copper, gold and silver.

     Molybdenum concentrate is produced at our Henderson mine in Colorado, and as a by-product at several of our U.S. copper operations. The concentrate is roasted to produce molybdenum oxide at one of our three roasting operations, and various molybdenum metallurgical and chemical products are produced at our three conversion facilities.

     In addition to our mining interests, we produce engineered products principally for the global energy, telecommunications, transportation and specialty chemicals sectors through Phelps Dodge Industries.

     We produce specialty chemicals at operations in North America, Europe, Latin America and Asia through Columbian Chemicals Company, one of the world's largest producers of carbon black. Carbon black is a reinforcing agent in natural and synthetic rubber that increases the service life of tires, hoses, belting and other products for the rubber industry. We also produce specialty carbon black for other industrial applications such as pigments for printing, coatings, plastics and other non-rubber applications.

     Our wire and cable segment has operations in the United States, Latin America, Asia, Europe and Africa. This segment produces magnet wire and other copper products for sale principally to original equipment manufacturers for use in electrical motors, generators, transformers and other products, and manufactures energy and telecommunications cables and specialty conductors.

     On December 8, 2000, the Corporation announced that it had retained investment bankers to explore strategic alternatives for, including the potential sale of, Phelps Dodge Industries and Colombian Chemicals Company.

     The Corporation's principal executive offices are located at 2600 North Central Avenue, Phoenix, Arizona 85004-3089, and its telephone number is (602) 234-8100.

                                   THE TRUSTS

     Phelps Dodge created each trust as a statutory Delaware business trust pursuant to a trust agreement. Phelps Dodge will enter into an amended and restated trust agreement for each trust, which will state the terms and conditions for the trust to issue and sell its preferred securities and common securities.

     Each trust exists solely to:

     - issue and sell to the public preferred securities, representing undivided beneficial interests in the assets of the trust;

     - issue and sell to Phelps Dodge common securities, representing undivided beneficial interests in the assets of the trust;

     - use the gross proceeds from the sale of its preferred and common securities to purchase a series of junior subordinated debt securities of Phelps Dodge;

     - distribute the cash payments it receives from the junior subordinated debt securities it owns to the holders of the preferred and common securities; and

     - engage in other activities that are necessary or incidental to these purposes.

     Phelps Dodge will purchase all of the common securities of each trust. The common securities will represent an aggregate liquidation amount equal to at least 3% of each trust's total capitalization. The preferred securities will represent the remaining approximately 97% of each trust's total capitalization. The common securities will have terms substantially identical to, and will rank equal in priority of payment with, the preferred securities. Payments will be made on both the common securities and the preferred securities when payments of interest are made on the junior subordinated debt securities, upon redemption of the junior subordinated debt securities or in some circumstances upon liquidation of the trust. However, if a default on the payments on the related junior subordinated debt securities occurs, then cash distributions and redemption, liquidation and other amounts payable on the common securities will be subordinate in priority of payment to the amounts payable on the preferred securities.

     Each of the trusts is a legally separate entity and the assets of one are not available to satisfy the obligations of any of the others. The preferred securities will be guaranteed by Phelps Dodge as described later in this prospectus. We will appoint five trustees to conduct each trust's business and affairs:

     - First Union National Bank, which will act as the property trustee;

     - First Union Trust Company, N.A., which will act as the Delaware trustee; and

     - Three Phelps Dodge officers, who will act as the administrative trustees.

     Phelps Dodge will pay all fees and expenses related to each trust and the offering of the preferred securities and will pay all ongoing costs, expenses and liabilities of each trust, except the trust's obligations under the preferred and common securities.

     The trusts will not have separate financial statements. The statements would not be material to holders of the preferred securities because the trusts will not have any independent operations and exist solely for the reasons summarized above.

     The principal offices of each trust will be located at c/o Phelps Dodge Corporation, 2600 N. Central Avenue, Phoenix, Arizona 85004, and the telephone number of each trust will be 602-234-8100.

                                USE OF PROCEEDS

     Unless stated otherwise in the applicable prospectus supplement, Phelps Dodge will use the net proceeds from the sale of the securities for general corporate purposes, which may include financing our acquisitions, capital expenditures and daily operations and those of our subsidiaries, and refinancing debt. We may also use the proceeds for temporary investments until we need them for general corporate purposes. Unless stated otherwise in the applicable prospectus supplement, the net proceeds from the sale of the securities offered by each trust will be used by the trust to purchase a series of junior subordinated debt securities.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratio of earnings to fixed charges for Phelps Dodge for each of the periods indicated:

                                              NINE MONTHS
                                                 ENDED              YEAR ENDED DECEMBER 31,
                                             SEPTEMBER 30,    ------------------------------------
                                                 2000         1999    1998    1997    1996    1995
                                             -------------    ----    ----    ----    ----    ----
Ratio of Earnings to Fixed Charges(a)......      1.3           (b)    4.4     8.2     10.5    16.2

---------------
(a) For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of income before taxes, minority interests and equity in net earnings (losses) of affiliated companies and cumulative effect of accounting changes. Minority interests in majority-owned subsidiaries were not deducted from earnings as all such subsidiaries had fixed charges. Fixed charges consist of interest (including capitalized interest) on all indebtedness, amortization of debt discount and expense, and that portion of rental expense which Phelps Dodge believes to be representative of interest. A statement setting forth the computation of the unaudited ratios of earnings to fixed charges is filed as Exhibit 12.1 to the registration statement that includes this prospectus.

(b) Due to the loss recorded in 1999, the ratio coverage was less than 1:1. Phelps Dodge would have needed to generate additional earnings of $419.3 million to achieve a coverage of 1:1 in 1999.

                              ACCOUNTING TREATMENT

     Each trust will be treated as a wholly-owned subsidiary of Phelps Dodge for financial reporting purposes. Accordingly, each trust's financial statements will be included in the consolidated financial statements of Phelps Dodge. The preferred securities of each trust may be classified as a separate line item in the consolidated balance sheet of Phelps Dodge following long-term debt but preceding shareholders' equity or may be classified as debt, with appropriate disclosures about the preferred securities included in the footnotes to the consolidated financial statements. Phelps Dodge will record distributions payable on preferred securities as interest expense or other non-operating expense (consistent with the balance sheet classification) in the statement of consolidated operations of Phelps Dodge. Included in a footnote to the consolidated financial statements will be disclosure that the sole assets of each trust are the junior subordinated debt securities, the principal amount, interest rate and maturity date of the junior subordinated debt securities held.

     In October 2000, the Financial Accounting Standards Board released an exposure draft, "Accounting for Financial Instruments with Characteristics of Liabilities, Equity, or Both." The exposure draft, if enacted, would alter the accounting treatment described above by requiring the preferred securities of each trust to be classified as debt on the consolidated statements of financial position of Phelps Dodge and the related distributions payable as a component of interest expense in the consolidated statements of operations of Phelps Dodge.

                        DESCRIPTION OF THE COMMON SHARES

GENERAL

     Pursuant to our Restated Certificate of Incorporation, we are authorized to issue 200 million common shares having a par value of $6.25 per share. Our common shares are listed on the New York Stock Exchange under the trading symbol "PD." The transfer and dividend paying agent and registrar for our common shares is ChaseMellon Shareholder Services, LLC.

     We summarize below all of the material features of our common shares. The summary is not complete and is qualified in its entirety by all of the provisions of our Restated Certificate of Incorporation, our By-Laws and the Rights Agreement. Those documents are incorporated by reference as exhibits to the registration statement that includes this prospectus, and we encourage you to read them.

     The common shares when offered by this prospectus will, when issued, be fully paid and nonassessable and will not have, or be subject to, any preemptive or similar rights.

DIVIDENDS

     Subject to the preferential rights of any holders of any outstanding series of our preferred shares, each holder of common shares is entitled to receive dividends, if declared by our board of directors, out of funds that we can legally use to pay dividends.

VOTING RIGHTS

     The holders of common shares will possess exclusive voting rights in our company, except to the extent that our board of directors will have designated voting power with respect to any preferred shares issued. Each holder of common shares is entitled to one vote for each share registered in that holder's name on our books on each matter submitted for a vote of holders of common shares.

LIQUIDATION RIGHTS

     In the event of liquidation, dissolution or winding-up of our company, the holders of common shares will be entitled to share proportionately in the distribution of all assets of our company remaining after payment of all of our company's debts and liabilities and of all sums to which holders of any preferred shares may be entitled.

PREEMPTIVE RIGHTS

     Holders of common shares are not entitled to preemptive rights with respect to any shares of our capital stock or other securities convertible into or carrying rights or options to purchase any of our shares.

RIGHTS AGREEMENT

     Each of our common shares, including those that may be issued in an offering under this prospectus, carries with it one preferred share purchase right. If these rights become exercisable, each right entitles the registered holder to purchase one two-hundredth of a Junior Participating Cumulative Preferred Share (subject to a proportionate decrease in the fractional number of Junior Participating Cumulative Preferred Shares that may be purchased if a stock split, stock dividend or similar transaction occurs with respect to the common shares and a proportionate increase in the event of a reverse stock split). Until a right is exercised, the holder of the right has no right to vote or receive dividends or any other rights as a shareholder as a result of holding the right. The terms of the rights are described in the Rights Agreement, dated as of February 5, 1998, between us and The Chase Manhattan Bank, as rights agent. We have summarized all of the material features of the Rights Agreement. The summary is not complete and is qualified in its entirety by all of the provisions of the Rights Agreement. The Rights Agreement is incorporated by reference as an exhibit to the registration statement that includes this prospectus, and we encourage you to read it.

     The rights trade automatically with our common shares. A holder of common shares may exercise the rights only under the circumstances described below. The rights are designed to protect the interests of our company and shareholders against coercive takeover tactics. The rights are also designed to encourage potential acquirors to negotiate with our board of directors before attempting a takeover and to increase the ability of our board of directors to negotiate terms of any proposed takeover that benefit our shareholders. The rights may, but are not intended to, deter potential acquirors from making takeover proposals.

     Junior Participating Cumulative Preferred Shares will rank junior to all other series of our preferred shares, including any preferred shares offered under this prospectus, if our board of directors, in creating such preferred shares, provides that they will rank senior to the Junior Participating Cumulative Preferred Shares.

     The purchase price for each one two-hundredth of a Junior Participating Cumulative Preferred Share is $210. We must adjust the purchase price if specified events occur, such as:

     - if we pay stock dividends on the Junior Participating Cumulative Preferred Shares or effect a stock split or reverse stock split with respect to the Junior Participating Cumulative Preferred Shares; or

     - if we issue any shares of our capital stock in a reclassification of the Junior Participating Cumulative Preferred Shares.

     Holders may exercise their rights only following a distribution date. A distribution date will occur on the earlier of the following: (1) ten days after a public announcement or notice to Phelps Dodge that a person or group has acquired 20% or more of our outstanding common shares or (2) ten business days (or such later date as may be determined by our board of directors) after a person or group makes or announces an offer to purchase our common shares, which, if successful, would result in that person or group owning 20% or more of our outstanding common shares. However, a distribution date will not occur, and the rights cannot be exercised, as long as our board of directors has the ability to redeem the rights, as described below.

     The rights have some additional features that will be triggered upon the occurrence of specified events, including:

     - if a person or group acquires 20% or more of our outstanding common shares, holders of the rights, other than such person or group, may purchase our common shares (instead of our Junior Participating Cumulative Preferred Shares) at 50% of the market value of the purchased common shares;

     - if a person or group acquires 20% or more of our outstanding common shares, our board of directors may, at any time before the person or group acquires 50% or more of the outstanding common shares, exchange all or part of the rights (other than rights held or previously held by the 20% or greater shareholder) for common shares at an exchange ratio equal to one common share per right, subject to adjustment; and

     - if our company is involved in specified business combinations or the sale of 50% or more of our assets or earning power, the holders of the rights may purchase common shares of the acquiror or an affiliated company at 50% of market value.

     Any time before a person or group acquires 20% or more of the outstanding common shares, our board of directors may redeem the rights in whole, but not in part, at a rights redemption price of $0.01 per right, subject to adjustment for stock dividends, stock splits and similar transactions. Our board of directors in its sole discretion may establish the effective time, basis and conditions of the redemption. Immediately upon redemption of the rights, the holder (1) can no longer exercise such rights and (2) can only receive the redemption price.

     The rights will expire on February 24, 2008, unless we redeem them before then. At any time before a person or group acquires 20% or more of our outstanding common shares, our board of directors may amend the terms of the rights without the consent of the holders of the rights in any manner our board of directors deems desirable. Thereafter, our board of directors may amend the terms of the rights without the consent of the holders of the rights only if the amendment does not adversely affect the interests of the holders of the rights.

                      DESCRIPTION OF THE PREFERRED SHARES

     We are authorized by our Restated Certificate of Incorporation to issue 6 million preferred shares having a par value of $1.00 per share, of which 400,000 have been designated Junior Participating Cumulative Preferred Shares and are described below. As of today, we have not issued any preferred shares.

     We summarize below all of the material features of our preferred shares. The summary is not complete and is qualified in its entirety by all of the provisions of our Restated Certificate of Incorporation, our By-Laws and the Rights Agreement. Those documents are incorporated by reference as exhibits to the registration statement that includes this prospectus, and we encourage you to read them.

     Subject to limitations prescribed by the New York Business Corporation Law, our Restated Certificate of Incorporation and our By-Laws, our board of directors is authorized to fix the number of shares constituting each series of preferred shares and the designations, preferences, rights and limitations related to each series, including those provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution of our board of directors or a committee authorized by our board of directors. The preferred shares when offered by this prospectus will, when issued, be fully paid and nonassessable and will not have, or be subject to, any preemptive or similar rights. As described above under "Description of the Common Shares -- Rights Agreement," each of our common shares carries with it one preferred share purchase right. The rights are designed to protect the interests of our company and shareholders against coercive takeover tactics. The rights are also designed to encourage potential acquirors to negotiate with our board of directors before attempting a takeover and to increase the ability of our board of directors to negotiate terms of any proposed takeover that benefit our shareholders. The rights may, but are not intended to, deter potential acquirors from making takeover proposals.

     We will describe in a prospectus supplement some or all of the following terms of the series of preferred shares being offered:

     - title;

     - the number of shares offered;

     - the liquidation preference per share;

     - the purchase price;

     - the dividend rates, periods and/or payment dates or methods of calculation of the dividend rates;

     - whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

     - the procedures for any auction or remarketing, if any;

     - the provisions for a sinking fund, if any;

     - the provisions for redemption, if applicable;

     - any listing of the preferred shares on any securities exchange or market;

     - the terms and conditions, if applicable, upon which the preferred shares will be convertible into our common shares, including the conversion price, or manner of calculation of the conversion price, and conversion period;

     - the terms and conditions, if applicable, upon which preferred shares will be exchanged into debt securities, including the exchange price, or manner of calculating the exchange price, and the exchange period;

     - voting rights, if any;

     - the relative ranking and preferences of the preferred shares as to dividend rights upon liquidation, dissolution or winding up of our affairs;

     - any limitations on issuance of any series of preferred shares ranking senior to or equal to the series of preferred shares as to dividend rights upon liquidation, dissolution or winding up of our affairs; and

     - any other specific terms, preferences, rights, limitations or restrictions.

     The applicable prospectus supplement will describe all of the material United States federal income tax considerations applicable to the particular series of preferred shares being offered.

     Unless otherwise specified in the prospectus supplement, the preferred shares will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of our company, rank:

     - senior to all series of our common shares, and to all equity securities issued by us the terms of which specifically provide that such equity securities rank junior to the preferred shares with respect to dividend rights or rights upon liquidation, dissolution or winding up of our company;

     - equal to all equity securities issued by us, the terms of which specifically provide that those equity securities will rank equal to the preferred shares with respect to dividend rights or rights upon liquidation, dissolution or winding up of our company; and

     - junior to all equity securities issued by us, the terms of which specifically provide that those equity securities rank senior to the preferred shares with respect to dividend rights or rights upon liquidation, dissolution or winding up of our company.

JUNIOR PARTICIPATING CUMULATIVE PREFERRED SHARES

  General

     In connection with the Rights Agreement, 400,000 Junior Participating Cumulative Preferred Shares have been reserved and authorized for issuance by our Board of Directors. No Junior Participating Cumulative Preferred Shares are outstanding as of the date of this prospectus. We summarize below all of the material features of our Junior Participating Cumulative Preferred Shares. The summary is not complete and is qualified in its entirety by all of the provisions of our Restated Certificate of Incorporation. That document is incorporated by reference as an exhibit to the registration statement that includes this prospectus, and we encourage you to read it.

  Ranking

     The Junior Participating Cumulative Preferred Shares shall rank junior to all other series of our preferred shares as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

  Dividends and Distributions

     Subject to the prior and superior rights of the holders of any share of any series of preferred shares ranking prior to and superior to the Junior Participating Cumulative Preferred Shares with respect to dividends, the holders of Junior Participating Cumulative Preferred Shares, in preference to the holders of common shares and of any other junior shares which may be outstanding, shall be entitled to receive, if declared by the Board of Directors out of funds legally available for that purpose, quarterly dividends payable in cash, in an amount per share equal to the greater of (1) $2.50 per share ($10.00 per annum) and (2) subject to adjustment upon certain dilutive events, 100 times the aggregate per share amount of, with certain exceptions, all cash and non-cash dividends or other distributions, declared on the common shares, since the immediately preceding quarterly dividend payment date, or, with respect to the first quarterly dividend payment date, since the first issuance of any Junior Participating Cumulative Preferred Share.

     If no dividend or distribution is declared on the common shares during the period between any quarterly dividend payment date and the next subsequent quarterly dividend payment date, a dividend of $2.50 per share ($10.00 per annum) on the Junior Participating Cumulative Preferred Shares will nevertheless be payable on such subsequent quarterly dividend payment date.

  Voting Rights

     The holders of Junior Participating Cumulative Preferred Shares will have the following voting rights:

     - subject to adjustment upon certain dilutive events, each Junior Participating Cumulative Preferred Share shall entitle the holder to 100 votes (and each one two-hundredth of a Junior Participating Cumulative Preferred Share shall entitle the holder thereof to one-half of one vote) on all matters submitted to a vote of the shareholders of Phelps Dodge; and

     - except as otherwise provided by law, the holders of Junior Participating Cumulative Preferred Shares and the holders of common shares shall vote together as one class.

  Liquidation, Dissolution or Winding Up

     Upon any liquidation, dissolution or winding up of Phelps Dodge, after distribution of the liquidation price to the holders of shares ranking senior as to distribution of assets to the Junior Participating Cumulative Preferred Shares, the holders of Junior Participating Cumulative Preferred Shares will be entitled to receive the greater of (1) $100 per share and (2) an aggregate amount per share, subject to adjustment upon certain dilutive events, equal to 100 times the aggregate amount to be distributed per share to holders of common shares; or a pro-rata portion of such amount if the assets are not sufficient to pay the full amount.

  Consolidation, Merger, Etc.

     In case Phelps Dodge shall enter into any consolidation, merger, combination or other transaction in which the common shares are exchanged for or changed into other stock or securities, cash and/or any other property, each Junior Participating Cumulative Preferred Share shall at the same time be similarly exchanged or changed into an amount per share (subject to adjustment upon certain dilutive events) equal to 100 times the aggregate amount of the instrument into which or for which each common share is changed or exchanged.

  Certain Restrictions

     Whenever quarterly dividends or other dividends or distributions payable on the Junior Participating Cumulative Preferred Shares are in arrears, Phelps Dodge shall not:

     - declare or pay dividends, or make any other distributions, other than in common shares, on the common shares;

     - purchase any Junior Participating Cumulative Preferred Shares, unless paid for with common shares; or

     - permit any entity controlled by Phelps Dodge to purchase any common shares or Junior Participating Cumulative Preferred Shares;

until such accrued dividends and distributions are paid in full or an amount sufficient for such payment as been set aside.

REDEMPTION

     The shares of Junior Participating Cumulative Preferred Shares are not redeemable.

        DESCRIPTION OF SHARE PURCHASE CONTRACTS AND SHARE PURCHASE UNITS

     This section describes the general terms and provisions of our share purchase contracts and share purchase units that may be offered by this prospectus. When we offer to sell a particular series of the share purchase contracts or share purchase units, we will describe the specific terms of the series in a supplement to this prospectus. The description in the applicable supplement to this prospectus will be a summary of all the material features of the share purchase contracts or share purchase units. Reference will be made to the share purchase contracts, and, if applicable, collateral arrangements and depositary arrangements, relating to the share purchase contracts or share purchase units, which will be filed or incorporated by reference as exhibits to the registration statement that includes this prospectus, and we encourage you to read them.

GENERAL

     We may issue and sell, from time to time, share purchase contracts, representing contracts obligating holders to purchase from us, and for us to sell to the holders, a specified number of our common shares at a future date or dates. The price per share of our common stock may be fixed at the time the share purchase contracts are issued or may be determined by reference to a specified formula set forth in the share purchase contracts. The share purchase contracts may be issued separately or as parts of units. The share purchase units will consist of the following:

     - a share purchase contract; and

     - one or more of the following, each of which secures the holders' obligations to purchase the common shares under the share purchase contracts:

       - senior notes;

       - junior subordinated notes;

       - trust preferred securities; or

       - debt obligations of third parties, including U.S. treasury securities.

     The share purchase contracts may require (1) us to make periodic payments to holders of the share purchase units or (2) the holders of the share purchase units to make periodic payments to us. The share purchase contracts may require holders to secure their obligations under the stock purchase contracts in a specified manner.

                            DESCRIPTION OF WARRANTS

     We summarize below all of the material features of the warrants. The summary is not complete and is qualified in its entirety by all of the provisions of the applicable warrant certificate and warrant agreement. Those documents will be filed or incorporated by reference as exhibits to the registration statement that includes this prospectus, and we encourage you to read them. You should also read the applicable prospectus supplement, which will contain additional information and may update or change some of the information below.

GENERAL

     We may issue warrants to purchase common shares, and warrants to purchase debt securities, as well as other types of warrants. We may issue the warrants independently or together with other securities. The warrants may be attached to or separate from the other securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will be our agent and will not assume any obligations to any owner of the warrants.

COMMON SHARE WARRANTS

  General

     The prospectus supplement and the common share warrant agreement relating to any series of warrants will include specific terms of the warrants. These terms include the following:

     - the title and aggregate number of warrants;

     - the price or prices at which the common share warrants will be issued;

     - the currency or currencies or currency units or composite currencies in which the price of the warrants may be payable;

     - the number of common shares for which the warrant can be exercised and the price or the manner of determining the price and currency or other consideration to purchase the common shares;

     - the date on which the right to exercise the warrant begins and the date on which the right expires;

     - if applicable, the maximum or maximum amount of warrants that may be exercised at any one time;

     - any provision dealing with the date on which the warrants and related securities will be separately transferable;

     - any mandatory or optional redemption provision;

     - the identity of the common share warrant agent;

     - information with respect to book-entry procedures, if any; and

     - any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

     The warrants will be represented by certificates. The warrants may be exchanged under the terms outlined in the common share warrant agreement. We will not charge any service charges for any transfer or exchange of warrant certificates, but we may require payment for tax or other governmental charges in connection with the exchange or transfer. Unless the prospectus supplement states otherwise, until a common share warrant is exercised, a holder will not be entitled to any payments on or have any rights with respect to the common shares issuable upon exercise of the common share warrant. The applicable prospectus supplement will describe all of the material United States federal income tax considerations applicable to the particular series of warrants being offered.

  Exercise of Common Share Warrants

     To exercise the warrants, the holder must provide the common share warrant agent with the following:

     - payment of the exercise price;

     - any required information described on the warrant certificates;

     - the number of warrants to be exercised;

     - an executed and completed warrant certificate; and

     - any other items required by the common share warrant agreement

     The common share warrant agent will issue a new warrant certificate for any warrants not exercised. Unless the prospectus supplement states otherwise, no fractional shares will be issued upon exercise of warrants, but we will pay the cash value of any fractional shares otherwise issuable.

     The exercise price and the number of common shares that each warrant can purchase will be adjusted upon the occurrence of events described in the common share warrant agreement, including the issuance of a stock dividend or a combination, subdivision or reclassification of common shares. Unless the prospectus supplement states otherwise, no adjustment will be required until cumulative adjustments require an adjustment of at least 1%. From time to time, we may reduce the exercise price as may be provided in the common share warrant agreement.

     Unless the prospectus supplement states otherwise, if we enter into any consolidation, merger, or sale or conveyance of our property as an entirety, the holder of each outstanding warrant will have the right to the kind and amount of shares, other securities, property or cash receivable by a holder of the number of common shares into which the warrants were exercisable immediately prior to the occurrence of the event.

  Modification of the Common Share Warrant Agreement

     The common share warrant agreement will permit us and the common share warrant agent, without the consent of the common share warrant holders, to supplement or amend the agreement in the following circumstances:

     - to cure any ambiguity;

     - to correct or supplement any provision which may be defective or inconsistent with any other provisions; or

     - to add new provisions regarding matters or questions that we and the common share warrant agent may deem necessary or desirable and which do not adversely affect the interests of the common share warrant holders.

DEBT WARRANTS

     The applicable prospectus supplement will describe the terms of warrants to purchase debt securities, including the following:

     - the title and aggregate number of the debt warrants;

     - the price or prices at which the debt warrants will be issued;

     - the currency or currencies or currency units or composite currencies in which the price of the debt warrants may be payable;

     - the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of the debt warrants;

     - the price at which, and currency or currencies or currency units or composite currencies in which, the debt securities purchasable upon exercise of the debt warrants may be purchased;

     - the date on which the right to exercise the debt warrants begins and the date on which the right expires;

     - if applicable, the minimum or maximum amount of the debt warrants that may be exercised at any one time;

     - if applicable, the designation and terms of the securities with which the debt warrants are issued and the number of the debt warrants issued with each other security;

     - if applicable, the date on and after which the debt warrants and the related other securities will be separately transferable;

     - any mandatory or optional redemption provision;

     - the identity of the debt securities warrant agent;

     - information with respect to book-entry procedures, if any; and

     - any other terms of the debt warrants, including terms, procedures and limitations relating to the exchange and exercise of the debt warrants.

     The applicable prospectus supplement will describe all of the material United States federal income tax considerations applicable to the particular series of warrants being offered.

OTHER WARRANTS

     We may issue warrants to purchase other securities, including preferred shares. The applicable prospectus supplement will describe the terms of any other warrants, including the following:

     - the title and aggregate number of the warrants;

     - the price or prices at which the warrants will be issued;

     - the currency or currencies or currency units or composite currencies in which the price of the warrants may be payable;

     - the designations and terms of the preferred shares or other securities purchasable upon exercise of the warrants;

     - the price at which, and the currency or currencies or currency units or composite currencies in which the securities purchasable upon exercise of such warrants may be purchased;

     - the date on which the right to exercise the warrants begins and the date on which the right expires;

     - if applicable, the minimum or maximum amount of warrants that may be exercised at any one time;

     - if applicable, the date on and after which the warrants and the related other securities will be separately transferable;

     - any mandatory or optional redemption provision;

     - the identity of the warrant agent;

     - information with respect to book-entry procedures, if any; and

     - any other terms of the warrants including terms, procedures and limitations relating to the exchange and exercise of the warrants.

     The applicable prospectus supplement will describe all of the material United States federal income tax considerations applicable to the particular series of warrants being offered.

                       DESCRIPTION OF THE DEBT SECURITIES

     We may offer unsecured general obligations, which may be senior debt securities or junior subordinated debt securities. The senior debt securities and the junior subordinated debt securities are together referred to in this prospectus as the "debt securities." The senior debt securities will have the same rank as all of our other unsecured, unsubordinated obligations. The junior subordinated debt securities will be subordinate and junior in right of payment to the extent and in the manner set forth in the subordinated indenture to all of our senior debt as defined below under "Description of the Debt
Securities -- Provisions Applicable Only to Junior Subordinated Debt
Securities -- Subordination."

     The senior debt securities will be issued in one or more series under an indenture (sometimes referred to as the senior indenture) dated as of September 22, 1997 between us and The Chase Manhattan Bank, as the trustee. Pursuant to the Tripartite/Conversion Agreement, dated as of August 8, 2000, First Union National Bank succeeded The Chase Manhattan Bank as trustee under the Indenture. The junior subordinated debt securities will be issued under an indenture (sometimes referred to as the subordinated indenture) dated as of August 11, 2000 between us and First Union National Bank, as trustee.

     We summarize below all of the material features of the debt securities. The summary is not complete and is qualified in its entirety by all of the provisions of the indentures and the provisions of the Trust Indenture Act of 1939. The indentures are filed or incorporated by reference as exhibits to the registration statement that includes this prospectus, and we encourage you to read them. You should also read the applicable prospectus supplement, which will contain additional information and may update or change some of the information below. References in parentheses below to sections or articles are to sections or articles of the indentures.

     The debt securities will be issuable in one or more series pursuant to one or more indentures supplemental to the original indentures, or a resolution of our board of directors or a duly authorized committee of our board of directors. (Section 3.1 of each indenture.)

     The indentures do not contain any covenants or provisions which may afford holders of debt securities protection in the event that we engage in a highly leveraged transaction or other transaction that may adversely affect the holders of the debt securities, including the incurrence or issuance of other secured or unsecured debt.

     Most of our assets are owned by our subsidiaries and, accordingly, the debt securities are effectively subordinated to all existing and future liabilities of our subsidiaries. Our rights and the rights of our creditors, including holders of debt securities, to participate in any distribution of the assets of any subsidiary upon its liquidation, recapitalization or insolvency would be subject to the prior claims of the subsidiary's creditors, except to the extent that we might ourselves be a creditor with recognized claims against the subsidiary.

GENERAL TERMS OF THE DEBT SECURITIES

     The aggregate principal amount of debt securities that may be issued under the indentures is unlimited. The debt securities may be issued in one or more series. You should refer to the applicable prospectus supplement for the specific terms of the debt securities, including the following:

     - title and aggregate principal amount;

     - indenture under which the debt securities are issued;

     - any applicable subordination provisions;

     - percentage or percentages of principal amount at which the debt securities will be issued and percentage or percentages of principal amount payable upon declaration of acceleration of the maturity of the debt securities;

     - maturity date(s);

     - interest rate(s) or the method for determining the interest rate(s);

     - dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable;

     - interest deferral provisions, if any;

     - conversion or exchange provisions, if any;

     - place or places where principal, premium and interest will be payable;

     - redemption or early repayment provisions;

     - authorized denominations;

     - amount of discount with which such debt securities will be issued;

     - whether the debt securities will be issued in whole or in part in the form of one or more global securities;

     - identity of the depositary for global securities;

     - whether a temporary security is to be issued with respect to such series and whether any interest payable prior to the issuance of definitive debt securities of the series will be credited to the account of the persons entitled thereto;

     - the terms upon which beneficial interests in a temporary global debt security may be exchanged in whole or in part for beneficial interests in a definitive global debt security or for individual definitive debt securities and the terms upon which such exchanges may be made;

     - currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, such debt securities will be payable;

     - time period within which, the manner in which and the terms and conditions upon which the purchaser of the debt securities can select the payment currency;

     - securities exchange(s) on which the debt securities will be listed, if any;

     - additions to or changes in the events of default with respect to the debt securities and any change in the right of the trustee or the holders to declare the principal, premium and interest with respect to such debt securities to be due and payable; and

     - additional terms not inconsistent with the provisions of the indentures.

     One or more series of debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. One or more series of debt securities may be variable rate debt securities that may be exchanged for fixed rate debt securities. The applicable prospectus supplement will describe all of the material United States federal income tax considerations applicable to the particular series of debt securities being offered.

     Debt securities may be issued where the amount of principal and/or interest payable is determined by reference to:

     - the price of one or more commodities, derivatives or securities;

     - one or more securities, derivatives or commodities exchange indices or other indices;

     - a currency or currencies (including any currency unit or units) other than the currency in which such debt securities are issued or other factors; or

     - any other variable or the relationship between any variables or combination of variables.

     Holders of such debt securities may receive a principal amount or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable currencies, commodities, securities, derivatives, indices or other factors. Information as to the methods for determining the amount of principal or interest, if any, payable on any date, and the currencies, commodities, securities, derivatives, indices or other factors to which the amount payable on such date is linked will be described in the applicable prospectus supplement.

     The term "debt securities" includes debt securities denominated in U.S. dollars or, if specified in the applicable prospectus supplement, in any other freely transferable currency or units based on or relating to foreign currencies.

     We expect most debt securities to be issued in fully registered form without coupons and in denominations of $1,000 and any integral multiple of $1,000. (Section 3.2 of each indenture.) Subject to the limitations provided in the indentures and in the prospectus supplement, debt securities which are issued in registered form may be registered, transferred or exchanged at the principal corporate trust office of the trustee or at the office or agency that we will maintain for such purpose in the Borough of Manhattan, The City of New York, without the payment of any service charge, other than any tax or other governmental charge payable in connection with the registration or transfer or exchange. (Sections 3.5 and 9.2 of each indenture.)

     We may issue debt securities of any series in whole or in part in definitive form or in the form of one or more global debt securities as described below under "Global Securities." We may issue debt securities of a series at different times. In addition, we may issue debt securities within a series with terms different from the terms of other debt securities of that series. (Section 3.1(c) of each indenture.)

     Subject to applicable law, we or any of our affiliates may at any time purchase or repurchase debt securities of any series in any manner and at any price. Debt securities of any series purchased by us or any of our affiliates may be held or surrendered by the purchaser of the debt securities for cancellation.

GLOBAL SECURITIES

     We expect the following provisions to apply to all debt securities.

     We may issue the debt securities of a series in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement. We will issue global securities in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. (Section 2.4 of each indenture.)

     The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the prospectus supplement. We expect that the following provisions will generally apply to depositary arrangements.

     Upon the issuance of a global security, the depositary for such global security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual debt securities represented by such global security to the accounts of persons that have accounts with such depositary or its nominee. Such accounts shall be designated by the dealers, underwriters or agents with respect to the debt securities or by us if such debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to persons that have accounts with the applicable depositary, who are referred to in this prospectus as participants, or persons that may hold interests through participants. Ownership of beneficial interests in such global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable depositary or its nominee with respect to interests of participants and the records of participants with respect to interests of persons other than participants. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a global security.

     So long as the depositary for a global security, or its nominee, is the registered owner of a global security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by that global security for all purposes under the indenture governing those debt securities. Except as provided below, owners of beneficial interests in a global security will not be entitled to have any of the individual debt securities of the series represented by that global security registered in their names, will not receive or be entitled to receive physical delivery of any debt securities of such series in definitive form and will not be considered the owners or holders thereof under the indenture governing such debt securities.

     Payments of principal, premium, if any, and interest, if any, on individual debt securities represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the global security representing the debt securities. Neither we, the trustee for the debt securities, any paying agent, nor the registrar for the debt securities will have any responsibility or liability for any aspect of the records relating to or payments made by the depositary or any participants on account of beneficial ownership interests in the global security for the debt securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     We expect that the depositary for a series of debt securities or its nominee, upon receipt of any payment of principal, premium or interest in respect of a permanent global security representing the debt securities, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global security for the debt securities as shown on the records of the depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in a global security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." Such payments will be the responsibility of such participants.

     If the depositary for a series of debt securities notifies us at any time that it is unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue definitive debt securities of that series in exchange for the global security or securities representing that series of debt securities. In addition, we may at any time and in our sole discretion, subject to any limitations described in the prospectus supplement relating to the debt securities, determine not to have any debt securities of a series represented by one or more global securities, and, in such event, will issue definitive debt securities of that series in exchange for the global security or securities representing that series of debt securities. If definitive debt securities are issued, an owner of a beneficial interest in a global security will be entitled to physical delivery of definitive debt securities of the series represented by that global security equal in principal amount to that beneficial interest and to have the debt securities registered in its name. Definitive debt securities of any series so issued will be issued in denominations, unless otherwise specified by us, of $1,000 and integral multiples of $1,000.

REDEMPTION OF DEBT SECURITIES

     If the debt securities of a series provide for redemption at our election, unless otherwise provided in the applicable prospectus supplement, such redemption shall be on not less than 30 nor more than 60 days' notice and, in the event of redemption in part, the debt securities to be redeemed will be selected by the trustee by such method as it shall deem fair and appropriate. Notice of such redemption will be mailed to holders of debt securities of such series to their last addresses as they appear on the register of the debt securities of such series. (Sections 1.6, 10.3 and 10.4 of each indenture.)

EVENTS OF DEFAULT, NOTICE AND WAIVER

     Each indenture provides that, if an event of default in respect of any series of debt securities shall have occurred and be continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series may declare the principal (or a portion thereof in the case of certain debt securities issued with original issue discount or indexed debt securities) and accrued interest of all the debt securities of that series to be due and payable, by written notice to us (and by written notice to the trustee if given by the holders). The consequence of this action is that the principal and accrued interest of the debt securities shall be immediately due and payable by us. (Section 5.2 of each indenture.)

     Each indenture defines events of default in respect of any series of debt securities as:

     - default for 30 days in payment of any interest installment or additional amount when due;

     - default in payment of the principal of or any premium on or any mandatory sinking fund payment with respect to debt securities of such series when due;

     - failure to comply with certain obligations for 60 days after written notice of non-compliance to us by the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of such series;

     - our commencement of a voluntary case under Title 11 of the U.S. Code or any similar federal or state bankruptcy law;

     - our consent to the entry of an order for relief against us in an involuntary case under any such law or to the appointment of a receiver, trustee, assignee, liquidator or similar official under any such law;

     - a general assignment by us for the benefit of our creditors under any such law;

     - the entry by a court of competent jurisdiction of an order or decree granting relief against us in an involuntary case under any such law where such order or decree remains unstayed and in effect for 60 days;

     - the entry by a court of competent jurisdiction of an order or decree appointing a receiver, trustee, assignee, liquidator or similar official for Phelps Dodge or for substantially all of our property where such order or decree remains unstayed and in effect for 60 days; and

     - any other event of default provided for in the indenture with respect to the debt securities of such series.

(Section 5.1 of each indenture.)

     The Trust Indenture Act of 1939 and Section 6.6 of each indenture provide that the trustee will, within 90 days after the occurrence of a default in respect of any series of debt securities, give to the holders of that series written notice of all uncured and unwaived defaults known to it; provided that, except in the case of default in the payment of the principal of, premium on, if any, or interest on, if any, or any sinking fund installment or analogous obligation with respect to, any of the debt securities of that series, the trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of that series. "Default" means any event which is, or after notice or passage of time or both would be, an event of default with respect to debt securities of such series.

     Each indenture provides that the holders of a majority in aggregate principal amount of the outstanding debt securities of any series may, subject to limitations, direct the time, method and place of conducting proceedings for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, in respect of the debt securities of that series. (Section 5.8 of each indenture.)

     Each indenture includes a covenant that we will file annually with the trustee a certificate of compliance with all conditions and covenants under each indenture. (Section 9.7 of each indenture.)

     In certain cases, the holders of a majority in aggregate principal amount of the outstanding debt securities of a series may, by providing written notice to the trustee on behalf of the holders of all debt securities of that series, waive any past default or event of default, except for defaults or events of default not already cured in the payment of the principal of, or premium, if any, or interest on any of the debt securities of that series or any coupon related to such debt securities or compliance with certain covenants or provisions. (Section 5.7 of each indenture.)

CERTAIN COVENANTS OF PHELPS DODGE

  Limitation on Liens

     Each indenture provides that we will not, and will not permit certain of our subsidiaries to, (a) issue, assume or guarantee any debt for money borrowed if such debt is secured by a mortgage upon, or (b) secure any outstanding debt by a mortgage upon, certain of the principal properties that we now or may own without providing that the debt securities offered under this prospectus are secured equally with such debt, except that these restrictions shall not apply to:

     - mortgages on any principal property acquired, constructed or improved after the date of the indenture to secure or provide for the payment of the related purchase price or cost;

     - mortgages on any principal property acquired in connection with a merger;

     - mortgages to secure debt of a restricted subsidiary owed to us or another restricted subsidiary;

     - any extension, renewal or replacement of any mortgage referred to above;

     - the sale or other transfer of any interest in property commonly referred to as a "production payment"; and

     - mortgages in favor of governmental bodies to secure advance or progress payments under any contract or statute or debt incurred for the purpose of financing the purchase price or cost of constructing or improving the related property subject.

(Section 9.9 of each indenture.)

     Notwithstanding the foregoing, we and our subsidiaries may, without securing the debt securities, issue, assume or guarantee secured debt which would otherwise be subject to the foregoing restrictions in an aggregate amount which, together with all other such debt of ours and our subsidiaries and the rental payments related to sale and lease-back transactions (other than sale and lease-back transactions in which the property involved would have been permitted to be mortgaged under the preceding paragraph or the proceeds of which have been applied to the retirement of long-term debt), does not at the time exceed 15% of our consolidated shareholders' equity. (Section 9.9 of each indenture.)

  Sale and Lease-Back Transactions

     Sale and lease-back transactions by us or certain of our subsidiaries are prohibited unless the proceeds of such transaction are at least equal to the fair value of the property leased and either (i) we or the restricted subsidiary would be entitled to incur debt secured by a mortgage on the property to be leased without equally securing the debt securities or (ii) we apply an amount equal to the fair value of the property leased to the retirement of our long-term debt. Sale and lease-back transactions do not include arrangements with governmental bodies entered into for the purpose of financing the purchase price or the cost of constructing or improving the property subject to such arrangements. (Section 9.10 of each indenture.)

     Notwithstanding the preceding paragraph, we and our subsidiaries may enter into any sale and lease-back transaction which would otherwise be subject to the foregoing restrictions if the amount of the rental payments related to such transaction, together with all secured debt of ours and our restricted subsidiaries and all other rental payments related to sale and lease-back transactions (other than sale and lease-back transactions permitted because we would be entitled to incur debt secured by a mortgage on the property to be leased without equally securing the debt securities, and other than sale and lease-back transactions the proceeds of which have been applied in accordance with clause (ii) of the preceding paragraph), does not at the time exceed 15% of our consolidated shareholders' equity. (Section 9.10 of each indenture.)

MODIFICATION OF THE INDENTURES

     Each indenture contains provisions permitting us and the trustee to enter into one or more supplemental indentures without the consent of the holders of any of the debt securities in order to:

     - evidence the succession of another corporation to us and the assumption of our covenants and obligations by our successor;

     - add to our covenants for the benefit of the holders of debt securities or surrender any of our rights or powers;

     - add additional events of default with respect to any series of debt securities;

     - add to or change any provisions of the indenture to such extent as necessary to facilitate the issuance of debt securities in bearer form or to facilitate the issuance of debt securities in global form;

     - change or eliminate any provision of the indenture if such change or elimination does not affect any series of debt securities created prior to the execution of any such supplemental indenture that is entitled to the benefit of such provision;

     - secure the debt securities;

     - establish the form or terms of debt securities;

     - evidence and provide for successor trustees and/or to add to or change any provisions of the indenture to such extent as necessary to provide for or facilitate the appointment of a separate trustee or trustees for specific series of debt securities;

     - permit payment of principal, premium or interest in respect of debt securities in bearer form or coupons, if any, in the United States and other areas subject to its jurisdiction; or

     - correct or supplement any inconsistent provisions or make any other provisions with respect to matters or questions arising under the indenture, provided that any such action does not adversely affect the interests of any holder of debt securities of any series. (Section 8.1 of each indenture.)

     Each indenture also contains provisions permitting us and the trustee, with the consent of the holders of not less than a majority of the aggregate principal amount of the outstanding debt securities of the affected series, to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the indenture or modifying the rights of the holders of debt securities of that series. No supplemental indenture may, without the consent of the holders of all of the affected debt securities, among other things:

     - change the maturity of any debt securities;

     - change the currency in which such debt securities are payable;

     - reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof;

     - change the manner in which the amount of any principal thereof or premium, if any, or interest thereon is determined;

     - impair the right to institute suit for the enforcement of any payment on such debt securities at maturity or upon redemption;

     - reduce the percentage of the outstanding principal amount of debt securities the holders of which must consent to any such supplemental indenture;

     - modify the indenture provisions concerning modification of the indenture or the waiver of past defaults or specified covenants other than to increase the required percentage to effect a modification or provide that additional provisions may not be waived without the consent of each holder of that series of debt securities; or

     - in the case of the subordinated indenture, modify the subordination provisions thereof in a manner adverse to the holders of junior subordinated debt securities then outstanding. (Section 8.2 of each indenture.)

SATISFACTION AND DISCHARGE OF THE INDENTURES; DEFEASANCE

     Each indenture shall generally cease to be of any further effect with respect to a series of debt securities when:

     - we have delivered to the trustee for cancellation all debt securities of that series or

     - all debt securities of that series not theretofore delivered to the trustee for cancellation shall have become due and payable, or are by their terms to become due and payable within one year or are to be called for redemption within one year, and we shall have deposited with the trustee as trust funds the entire amount sufficient to pay at maturity or upon redemption all debt securities of that series (and if, in either case, we shall also pay or cause to be paid all other sums payable under the indenture by us in respect of all debt securities of that series and deliver to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent in the indenture have been complied with) and we shall have made any other payments due under the indenture and delivered to the trustee an officer's certificate and opinion of counsel saying that we have fulfilled each of the conditions mentioned above. (Section 4.1 of each indenture.)

     The trustee shall hold in trust all money deposited with it as described above and shall apply the deposited money, in accordance with the provisions of the debt securities of the defeased series and the indenture, to the payment, either directly or through any paying agent, as the trustee may determine, to the persons entitled thereto, of principal, premium, if any and any interest for whose payment such money has been deposited with or received by the trustee. (Section 4.2 of each indenture.)

RECORD DATES

     We will generally be entitled to set any date as the record date for the purpose of determining the holders of debt securities entitled to give or take any action under either indenture in the manner specified in such indenture. If a record date is set, action may only be taken by persons who are holders of debt securities on the record date. Also, unless otherwise specified in the prospectus supplement applicable to a series of debt securities, to be effective, any action must become effective under the applicable indenture within six months of the record date. (Section 1.4(f) of each indenture.)

NOTICE

     Notices to holders of debt securities will be given by mail to the addresses of holders appearing in the applicable securities register. We and the trustee may treat the person in whose name a debt security is registered as the owner thereof for all purposes. (Sections 1.6 and 3.8 of each indenture.)

GOVERNING LAW

     Each indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York. (Section 1.11 of each indenture.)

CONSOLIDATION, MERGER OR TRANSFER OF ASSETS

     Each indenture provides that we may not merge or consolidate with or into any other corporation or other entity or lease or transfer all or substantially all of our assets, unless:

     - the entity formed by or surviving such consolidation or merger or to which the lease or transfer is made is a corporation organized under the laws of the United States, any state thereof or the District of Columbia; and

     - immediately after giving effect to such transaction, no default or event of default exists.

     We must deliver to the trustee prior to such transaction an officer's certificate to the foregoing effect and an opinion of counsel stating that such transaction and supplemental indenture complies with the indenture and that all conditions precedent under the indenture to the consummation of such transaction have been met.

     Upon any such consolidation, merger or transfer, the successor corporation formed by such consolidation or into which we are merged or to which such transfer is made shall succeed to and be substituted for us under the indenture. (Section 7.1 of each indenture.)

CONCERNING THE TRUSTEES

     First Union National Bank, which is the senior indenture trustee under the senior indenture and the subordinated indenture trustee under the subordinated indenture, also serves as the property trustee for each trust and the guarantee trustee under each preferred securities guarantee described below. It is an affiliate of First Union Trust Company, N.A., which serves as the Delaware trustee for each trust.

     We may from time to time maintain credit facilities and have other customary banking relationships with First Union National Bank.

PROVISIONS APPLICABLE ONLY TO SENIOR DEBT SECURITIES

  Ranking

     Senior debt securities will be direct, unconditional and unsecured obligations of Phelps Dodge and, except for certain debts required to be preferred by law will rank equal among themselves and equally with all other unsecured and unsubordinated obligations of Phelps Dodge. The senior debt securities will rank senior to subordinated obligations of Phelps Dodge, including any subordinated debt securities.

PROVISIONS APPLICABLE ONLY TO JUNIOR SUBORDINATED DEBT SECURITIES

  Subordination

     In the subordinated indenture, Phelps Dodge has agreed that any junior subordinated debt securities issued thereunder are subordinated in right of payment to all senior indebtedness, as defined below, to the extent provided in the subordinated indenture.

     In the event of any:

     - insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition or other similar proceeding relating to Phelps Dodge, its creditors or its property,

     - any proceeding for the liquidation, dissolution or other winding up of Phelps Dodge, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings,

     - any assignment by Phelps Dodge for the benefit of creditors, or

     - any other marshalling of the assets of Phelps Dodge,

the holders of senior indebtedness will be entitled to receive payment in full on such senior indebtedness before the holders of junior subordinated debt securities will be entitled to receive or retain any payment on the junior subordinated debt securities. (Section 12.3 and 12.5 of the subordinated indenture.)

     No payments on account of the junior subordinated debt securities or interest thereon may be made if:

     - Phelps Dodge defaults in any payment with respect to senior indebtedness; or

     - an event of default occurs with respect to any senior indebtedness resulting in the acceleration of the maturity of the senior indebtedness.

     For purposes of the subordination provisions, the payment, issuance and delivery of cash, property or securities, other than shares and certain subordinated securities of Phelps Dodge, upon conversion of any junior subordinated debt security will be deemed to constitute payment on account of the principal of such junior subordinated debt security. (Section 12.13 of the subordinated indenture.)

     When we use the term "senior indebtedness" we mean the principal, premium, if any, and interest on:

     - all indebtedness of Phelps Dodge, whether outstanding on the date of the subordinated indenture or thereafter created, incurred or assumed, that is for borrowed money, or evidenced by a note or similar instrument given in connection with the acquisition of any business, properties or assets, including securities;

     - any indebtedness of any other person of the kind described in the preceding bullet for the payment of which Phelps Dodge is responsible or liable as guarantor or otherwise; and

     - amendments, renewals, extensions and refundings of any such indebtedness;

provided, however, that senior indebtedness does not include indebtedness incurred for the purchase of goods or materials or for services obtained in the ordinary course of business or any indebtedness which by its express terms is equal with or subordinated to the junior subordinated debt securities. (Section
12.2 of the subordinated indenture.)

     The subordinated indenture provides that the foregoing subordination provisions, insofar as they relate to any particular issue of junior subordinated debt securities, may be changed prior to such issuance. Any such change would be described in the prospectus supplement relating to such junior subordinated debt securities. (Section 3.1 of the subordinated indenture.)

                    DESCRIPTION OF THE PREFERRED SECURITIES

     The preferred securities of each trust will be issued pursuant to a trust agreement for that trust, as subsequently amended and restated, among Phelps Dodge, the issuer of the related junior subordinated debt securities, First Union National Bank, as the property trustee, and First Union Trust Company, N.A., as the Delaware trustee, the three administrative trustees and the holders from time to time of the applicable trust's preferred and common securities. We summarize below all of the material features of the preferred securities. The summary is not complete and is qualified in its entirety by all of the provisions of the applicable trust agreements and forms of each amended and restated trust agreement. Those documents are filed as exhibits to the registration statement that includes this prospectus, and we encourage you to read them. You also may request a copy of the trust agreements from the property trustee at its corporate trust office in New York, New York. Each trust agreement will be qualified under the Trust Indenture Act of 1939. The terms of the preferred securities of each trust will include those stated in the applicable trust agreement and those made part of the trust agreement by reference to the Trust Indenture Act. The amended and restated trust agreement for each trust will be executed at the time the trust issues any preferred securities and will be filed with the SEC on Form 8-K or by a post-effective amendment to the registration statement that includes this prospectus. You should also read the applicable prospectus supplement, which will contain additional information and may update or change some of the information below.

GENERAL

     The trust agreement for each trust authorizes the administrative trustees to issue on behalf of the trust preferred securities that have the terms described in this prospectus and in the applicable prospectus supplement. The preferred securities will represent undivided beneficial interests in the assets of the applicable trust. The proceeds from the sale of each trust's preferred and common securities will be used by the trust to purchase a series of junior subordinated debt securities issued by Phelps Dodge. The junior subordinated debt securities will be held in trust by the property trustee for the benefit of the holders of the preferred and common securities of the applicable trust.

     The terms of the preferred securities of each trust will mirror the terms of the junior subordinated debt securities held by the applicable trust. If interest payments on the junior subordinated debt securities held by the applicable trust are deferred as described below, distributions on the preferred securities will also be deferred. The assets of the trust available for distribution to the holders of its preferred securities generally will be limited to payments under the series of junior subordinated debt securities held by the trust.

     Under the preferred securities guarantee for each trust, Phelps Dodge will agree to make payments of distributions and payments on redemption or liquidation with respect to the trust's preferred securities, but only to the extent the trust has funds available to make those payments and has not made the payments. Phelps Dodge's obligations under the applicable preferred securities guarantee, trust agreement, subordinated indenture and related junior subordinated debt securities will provide a full, irrevocable and unconditional commitment by Phelps Dodge regarding amounts due on the preferred securities issued by each trust.

     The prospectus supplement relating to the preferred securities of each trust will describe the specific terms of the preferred securities, including:

     - the name of the preferred securities;

     - the dollar amount and number of preferred securities issued;

     - the annual distribution rate, or method of determining the rate, of distributions on the preferred securities, and date or dates from which any distributions will accrue;

     - the payment date and the record date used to determine the holders who are to receive distributions on the preferred securities;

     - the right, if any, to defer distributions on the preferred securities upon extension of the interest payment periods of the related junior subordinated debt securities;

     - the applicable trust's obligation, if any, to redeem or purchase the preferred securities and the terms and conditions on which the preferred securities may be redeemed or purchased pursuant to any obligation;

     - the terms and conditions, if any, on which the preferred securities may be redeemed at the applicable trust's option or at the option of the holders;

     - the terms and conditions, if any, on which preferred securities may be converted or exchanged;

     - the terms and conditions, if any, upon which the related junior subordinated debt securities may be distributed to holders of the preferred securities;

     - the voting rights, if any, of the holders of the preferred securities;

     - whether the preferred securities are to be issued in book-entry form and represented by one or more global securities and, if so, the depository and any provisions for the transfer or exchange of the global securities, if different from those described below under "-- Global Securities"; and

     - any other relevant rights, preferences, privileges, limitations or restrictions of the preferred securities.

     The applicable prospectus supplement will describe all of the material United States federal income tax considerations applicable to the particular series of preferred securities being offered.

GLOBAL SECURITIES

     Some or all of the preferred securities of a series may be represented in whole or in part by one or more global securities deposited with or on behalf of one or more depositaries. The applicable prospectus supplement will describe the terms of any depositary arrangement. Unless the applicable prospectus supplement states otherwise, the following provisions will apply to all depositary arrangements for any preferred securities represented by global securities.

     Preferred securities represented by a global security deposited with or on behalf of a depositary will be registered in the name of that depositary or its nominee. Upon the issuance of a global security in registered form, the depositary for the global security will credit, on its book-entry registration and transfer system, the respective principal amounts of the preferred securities represented by the global security to the accounts of institutions that have accounts with the depositary or its nominee. These institutions are generally brokers, dealers, banks and other financial institutions and are often referred to as participants. The accounts to be credited will be designated by the underwriters or agents of the preferred securities or by the applicable trust, if the preferred securities are offered and sold directly by the trust. Ownership of beneficial interests in the global securities will be limited to participants or persons that may hold interests through participants. Any person who holds a brokerage account with a participant may purchase the preferred securities through the participant.

     Ownership of beneficial interests by participants in the global securities will be shown on, and the transfer of any ownership interest will be effected only through, records maintained by the depositary or its nominee for the global security. Ownership of beneficial interests in global securities by persons that hold through participants will be effected only through records maintained by the applicable participant. Some insurance companies and other institutions are required by law to hold their investment securities in definitive form, so an investor may not be able to sell its preferred securities to those entities.

     So long as the depositary for a global security or its nominee is the registered owner of the global security, the depositary or the nominee, as the case may be, will be considered the sole owner or holder of the preferred securities represented by the global security for all purposes under the applicable trust agreement. Except as set forth below, owners of beneficial interests in the global security will not be entitled to have the preferred securities represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of the preferred securities in definitive form and will not be considered the owners or holders of the preferred securities under the applicable trust agreement.

     Payments on preferred securities registered in the name of or held by a depositary or its nominee will be made in immediately available funds to the depositary or its nominee, as the case may be, as the registered owner or the holder of the global security representing the preferred securities. None of Phelps Dodge, the trusts, the property trustee, the Delaware trustee, any administrative trustee, any paying agent or the registrar and transfer agent for the preferred securities will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in a global security for the preferred securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

     We expect that a depositary for the preferred securities of a series, upon receipt of any payments in respect of a global security, will immediately credit participants' accounts with payment in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in the global security held through the participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name," and will be the responsibility of each participant.

     So long as the depositary for a global security or its nominee is the registered owner of the global security, the depositary or its nominee, as the case may be, will be entitled to direct the actions of the property trustee upon an event of default. However, we expect that a depositary for the preferred securities of a series, upon receiving notice of an event of default, will immediately solicit the participants regarding any action to be taken. We also expect that the participants will act in accordance with standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name," and will, in turn, solicit the owners of the beneficial interests regarding any action to be taken upon any event of default.

     A global security may not be transferred, in whole or in part, except by the depositary for the global security, to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any nominee to a successor depositary or a nominee of the successor depositary. If a depositary for the preferred securities of a series is at any time unwilling or unable to continue as depositary and a qualified successor depositary is not appointed by the administrative trustees within 90 days or if at any time the depositary ceases to be a clearing agency registered under the Exchange Act when the depositary is required to be registered to act as the depositary and no qualified successor is appointed by the administrative trustees within 90 days or if an event of default has occurred and is continuing, then the applicable trust will issue the preferred securities in definitive registered form in exchange for the global security or global securities representing the preferred securities. In addition, the administrative trustees may, at any time, determine not to have any preferred securities represented by one or more global securities and, in that event, the applicable trust will issue the preferred securities in definitive registered form in exchange for the global securities representing the preferred securities. In any of these instances, an owner of a beneficial interest in a global security will be entitled to physical delivery in definitive form of the preferred securities represented by the global security equal in principal amount to its beneficial interest and to have the preferred securities registered in its name.

LIQUIDATION DISTRIBUTION UPON DISSOLUTION

     Unless otherwise specified in an applicable prospectus supplement, each trust agreement will provide that the trust will be dissolved:

     - upon the expiration of the term of the trust;

     - upon the bankruptcy, dissolution or liquidation of Phelps Dodge;

     - upon the direction of Phelps Dodge to the property trustee to dissolve the trust and distribute the related junior subordinated debt securities directly to the holders of the preferred and common securities of the trust;

     - upon the redemption of all of the common and preferred securities of the trust in connection with the redemption of all of the related junior subordinated debt securities; or

     - upon entry of a court order for the dissolution of the trust.

     Unless otherwise specified in an applicable prospectus supplement, in the event of a dissolution as described above other than in connection with redemption, after the trust satisfies all liabilities to its creditors as provided by applicable law, each holder of the preferred or common securities of a trust will be entitled to receive:

     - the related junior subordinated debt securities in an aggregate principal amount equal to the aggregate liquidation amount of the preferred or common securities held by the holder; or

     - if any distribution of the related junior subordinated debt securities is determined by the property trustee not to be practical, cash equal to the aggregate liquidation amount of the preferred or common securities held by the holder, plus accumulated and unpaid distributions to the date of payment.

     If a trust cannot pay the full amount due on its preferred and common securities because insufficient assets are available for payment, then the amounts payable by the trust on its preferred and common securities will be paid on a pro rata basis. However, if an event of default under the subordinated indenture has occurred and is continuing with respect to any related junior subordinated debt securities, the total amounts due on the preferred securities of the trust will be paid before any distribution on the common securities of the trust is made.

EVENTS OF DEFAULT

     The following will be events of default under each trust agreement:

     - an event of default under the subordinated indenture occurs with respect to any related junior subordinated debt securities;

     - the trust fails to pay any redemption price on any preferred securities on its due date;

     - the trust fails to pay any distribution on the preferred securities within 30 days from its due date;

     - the trustees fail to perform any of the covenants in the trust agreement, other than the covenants in the two prior bullet points, for 30 days after the holders of at least 25% of the aggregate liquidation amount of the outstanding preferred securities give Phelps Dodge and the trustees written notice of the default and require that they remedy the breach (however, the 30-day period may be extended by the holders of at least the same aggregate liquidation amount of the outstanding preferred securities that had initially given notice of the default); or

     - the property trustee files for bankruptcy or other events of bankruptcy, insolvency or reorganization occur with respect to the property trustee and a successor property trustee is not appointed within 90 days.

     If an event of default with respect to related junior subordinated debt securities occurs and is continuing under the subordinated indenture, and the subordinated indenture trustee or the holders of not less than 25% in principal amount of the related junior subordinated debt securities outstanding fail to declare the unpaid principal of and all other amounts with respect to all of the related junior subordinated debt securities to be immediately due and payable, the holders of at least 25% in aggregate liquidation amount of the outstanding preferred securities will have the right to declare the unpaid principal of and all other amounts with respect to the related junior subordinated debt securities immediately due and payable by providing notice to Phelps Dodge, the property trustee and the subordinated indenture trustee.

     At any time after a declaration of acceleration has been made with respect to a series of related junior subordinated debt securities and before a judgment or decree for payment of the money due has been obtained, the holders of a majority in aggregate liquidation amount of the preferred securities may rescind any declaration of acceleration with respect to the related junior subordinated debt securities and its consequences:

     - if Phelps Dodge deposits with the subordinated indenture trustee funds sufficient to pay all overdue principal of and premium, interest and additional amounts on the related junior subordinated debt securities and any other amounts due to the subordinated indenture trustee and the property trustee; and

     - if all existing events of default with respect to the related junior subordinated debt securities have been cured or waived except non-payment of principal on the related junior subordinated debt securities that has become due solely because of the acceleration.

     The holders of a majority in liquidation amount of the preferred securities of a trust may waive any past default under the subordinated indenture with respect to the related junior subordinated debt securities, other than a default in any payment on any related junior subordinated debt securities or a default with respect to a covenant or provision that cannot be amended or modified without the consent of the holder of each outstanding related junior subordinated debt security affected. In addition, the holders of at least a majority in liquidation amount of the preferred securities of a trust may waive any past default under the trust agreement.

     The holders of a majority in liquidation amount of the preferred securities of a trust shall have the right to direct the time, method and place of conducting any proceedings for any remedy available to the property trustee or to direct the exercise of any trust or power conferred on the property trustee under the applicable trust agreement.

     A holder of preferred securities of a trust may institute a legal proceeding directly against Phelps Dodge without first instituting a legal proceeding against the property trustee or any other person or entity, for enforcement of payment to the holder of the principal of and any premium, interest or additional amounts on related junior subordinated debt securities having a principal amount equal to the aggregate liquidation amount of the preferred securities of the holder if Phelps Dodge fails to pay any amounts on the related junior subordinated debt securities when payable. Phelps Dodge and the subordinated indenture trustee may not amend or modify the subordinated indenture to eliminate the preferred securities holders' right to institute a direct legal action without the consent of the holders of each outstanding preferred security.

NOTICE OF DEFAULT

     If an event occurs which is or would become an event of default with respect to any preferred securities, and the property trustee knows of the event, the property trustee shall mail to the holders of the affected preferred securities a notice of the default within 90 days, unless the default has been cured or waived by the holders of the affected preferred securities. However, except in the case of a default in the payment of any amounts due on preferred securities, the property trustee may withhold the notice if and so long as the directors and/or responsible officers of the property trustee determine in good faith that withholding the notice is in the interest of the holders of the affected preferred securities.

     Phelps Dodge and the administrative trustees of each trust are required to furnish annually to the property trustee an officers' certificate to the effect that, to the best knowledge of the officers providing the certificate, it is not in default under the applicable trust agreement or, if there has been a default, specifying the default and its status.

CONSOLIDATION, MERGER OR AMALGAMATION OF THE TRUST

     None of the trusts may consolidate or merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any entity, except as described below. A trust may, without the consent of the holders of the outstanding preferred securities, consolidate or merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to a trust organized under the laws of any state if:

     - the successor entity either:

       - expressly assumes all of the obligations of the trust relating to its preferred securities; or

       - substitutes for the trust's preferred securities other securities having substantially the same terms as the preferred securities, so long as the substituted successor securities rank the same as the preferred securities for distributions and payments upon liquidation, redemption and otherwise;

     - a trustee of the successor entity who has substantially the same powers and duties as the property trustee of the trust is appointed;

     - the preferred securities are listed or traded, or any substituted successor securities will be listed upon notice of issuance, on the same national securities exchange or other organization on which the preferred securities are then listed or traded;

     - the event does not cause the preferred securities or any substituted successor securities to be downgraded by any national rating agency;

     - the event does not adversely affect the rights, preferences and privileges of the holders of the preferred securities or any substituted successor securities in any material respect;

     - the successor entity has a purpose substantially identical to that of the trust;

     - prior to the merger event, Phelps Dodge has received an opinion of counsel from a nationally recognized law firm stating that:

       - the event does not adversely affect the rights, preferences and privileges of the holders of the trust's preferred securities or any successor securities in any material respect;

       - following the event, neither the trust nor the successor entity will be required to register as an investment company under the Investment Company Act of 1940; and

       - neither the trust nor the successor entity will be taxable as a corporation or classified other than as a grantor trust for United States federal income tax purposes; and

     - Phelps Dodge or its permitted transferee owns all of the common securities of the successor entity and the substituted successor securities are guaranteed at least to the extent provided under the preferred securities guarantee.

     In addition, unless all of the holders of the preferred securities of a trust approve otherwise, the trust may not consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any other entity or permit any other entity to consolidate, amalgamate, merge with or into or replace it if the transaction would cause the trust or the successor entity to be taxable as a corporation or classified other than as a grantor trust for United States federal income tax purposes.

VOTING RIGHTS

     Unless otherwise specified in the prospectus supplement, the holders of the preferred securities of a trust will have no voting rights except as discussed below and under "-- Events of Default," "-- Amendment of the Trust Agreement," "-- Removal and Replacement of Trustees" and "Description of the Preferred Securities Guarantees -- Amendments and Assignment," and as otherwise required by law.

     If any proposed amendment to a trust agreement provides for, or the administrative trustees of a trust otherwise propose to effect:

     - any action that would adversely affect the powers, preferences or special rights of the preferred securities of the trust in any material respect, whether by way of amendment to the applicable trust agreement or otherwise; or

     - the dissolution, winding-up or termination of the trust other than pursuant to the terms of the applicable trust agreement,

then the holders of the preferred securities of the trust as a class will be entitled to vote on the amendment or proposal. In that case, the amendment or proposal will be effective only if approved by the holders of at least a majority in aggregate liquidation amount of the preferred securities of the trust.

     Without obtaining the prior approval of the holders of at least a majority in aggregate liquidation amount of the preferred securities of a trust, the trustees of a trust may not:

     - direct the time, method and place of conducting any proceeding for any remedy available to the subordinated indenture trustee for any related junior subordinated debt securities or direct the exercise of any trust or power conferred on the property trustee with respect to the preferred securities of the trust;

     - waive any default that is waivable under the subordinated indenture with respect to any related junior subordinated debt securities;

     - cancel an acceleration of the principal of any related junior subordinated debt securities; or

     - consent to any amendment, modification or termination of the subordinated indenture or any related junior subordinated debt securities where consent is required.

However, if a consent under the subordinated indenture requires the consent of each affected holder of the related junior subordinated debt securities, then the property trustee must obtain the prior consent of each holder of the preferred securities of the trust. In addition, before taking any of the foregoing actions, the property trustee shall obtain an opinion of counsel experienced in such matters to the effect that, as a result of such actions, the trust will not be taxable as a corporation or classified as other than a grantor trust for United States federal income tax purposes. The property trustee will notify all preferred securities holders of the trust of any notice of default received from the subordinated indenture trustee with respect to the junior subordinated debt securities held by the trust. Any required approval of the holders of the preferred securities of a trust may be given at a meeting of the holders of the preferred securities convened for the purpose or pursuant to written consent.

     The property trustee will cause a notice of any meeting at which holders of securities are entitled to vote to be given to each holder of record of the preferred securities at the holder's registered address, or to any other address which has been specified in writing, at least 15 days and not more than 90 days before the meeting.

     Notwithstanding that the holders of the preferred securities of a trust are entitled to vote or consent under any of the circumstances described above, any of the preferred securities that are owned by Phelps Dodge, the trustees of the trust or any affiliate of Phelps Dodge or any trustees of the trust, shall, for purposes of any vote or consent, be treated as if they were not outstanding.

AMENDMENT OF THE TRUST AGREEMENT

     Each trust agreement may be amended from time to time by Phelps Dodge, the property trustee and the administrative trustees of the trust without the consent of the holders of the preferred securities of the trust to:

     - cure any ambiguity, correct or supplement any provision which may be inconsistent with any other provision or make provisions not inconsistent with any other provisions with respect to matters or questions arising under the applicable trust agreement;

     - modify, eliminate or add to any provisions to the extent necessary to ensure that the trust will not be taxable as a corporation or classified as other than a grantor trust for United States federal income tax purposes, to ensure that the junior subordinated debt securities held by the trust are treated as indebtedness for United States federal income tax purposes or to ensure that the trust will not be required to register as an investment company under the Investment Company Act; or

     - add to the covenants, restrictions or obligations of Phelps Dodge, in each case to the extent that the amendment does not adversely affect the interests of any holder of the preferred securities of the trust in any material respect.

     Other amendments to a trust agreement may be made by Phelps Dodge, the property trustee and the administrative trustees of a trust upon approval of the holders of at least a majority in aggregate liquidation amount of the outstanding preferred securities of the trust and receipt by the trustees of an opinion of counsel to the effect that the amendment will not cause the trust to be taxable as a corporation or classified as other than a grantor trust for United States federal income tax purposes, affect the treatment of the junior subordinated debt securities held by the trust as indebtedness for United States federal income tax purposes or affect the trust's exemption from the Investment Company Act.

     Notwithstanding the foregoing, without the consent of each affected holder of common or preferred securities of a trust, the applicable trust agreement may not be amended to:

     - change the amount or timing of any distribution on the common or preferred securities of the trust or otherwise adversely affect the amount of any distribution required to be made in respect of the securities as of a specified date;

     - restrict the right of a holder of any securities to institute suit for the enforcement of any payment on or after the distribution date; or

     - reduce the percentage of preferred securities required to waive compliance with provisions of or defaults under the trust agreement.

     In addition, no amendment may be made to a trust agreement if the amendment would:

     - cause the applicable trust to be taxable as a corporation or characterized as other than a grantor trust for United States federal income tax purposes;

     - cause the junior subordinated debt securities held by the applicable trust to not be treated as indebtedness for United States federal income tax purposes;

     - cause the applicable trust to be deemed to be an investment company required to be registered under the Investment Company Act; or

     - impose any additional obligation on any trustee of the applicable trust without its consent.

REGISTRATION AND TRANSFER

     If the preferred securities of a series are to be redeemed, the applicable trust will not be required to register the transfer of or exchange any preferred security selected for redemption, in whole or in part, except for the unredeemed portion of a preferred security being redeemed in part.

PAYMENT AND PAYING AGENT

     Unless the applicable prospectus supplement states otherwise, distributions on the preferred securities will be payable, at the applicable trust's option,
(1) by check mailed to the address of the person entitled to the distribution as the address appears in the security register for the preferred securities or (2) by wire transfer to an account specified by the holder in accordance with procedures established by the administrative trustees and acceptable to the paying agent. Payments upon the redemption of the preferred securities will be paid only against surrender of the preferred securities.

     Unless the applicable prospectus supplement states otherwise, the property trustee will act as paying agent for the preferred securities, and the principal corporate trust office of the property trustee will serve as the office through which the paying agent acts. The applicable trust may designate additional paying agents, rescind the designation of any paying agents and/or approve a change in the office through which any paying agent acts.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

     For matters relating to compliance with the Trust Indenture Act, the property trustee will have all of the duties and responsibilities of an indenture trustee under the Trust Indenture Act.

     First Union National Bank, which is the property trustee for each trust, also serves as the guarantee trustee under each preferred securities guarantee described below, the senior indenture trustee under the senior indenture and the subordinated indenture trustee under the subordinated indenture. It is an affiliate of First Union Trust Company, N.A., which serves as the Delaware trustee for each trust.

     Phelps Dodge may from time to time maintain credit facilities and have other customary banking relationships with First Union National Bank.

MISCELLANEOUS

     The administrative trustees of each trust are authorized and directed to conduct the affairs of and to operate the trust in such a way that:

     - it will not be taxable as a corporation or classified as other than a grantor trust for United States federal income tax purposes;

     - the junior subordinated debt securities held by it will be treated as indebtedness of Phelps Dodge for United States federal income tax purposes; and

     - it will not be deemed to be an investment company required to be registered under the Investment Company Act.

     Phelps Dodge and the trustees of each trust are authorized to take any action, so long as it is consistent with applicable law, the applicable certificate of trust or trust agreement, that Phelps Dodge and the trustees of the trust determine to be necessary or desirable for the above purposes.

     Holders of the preferred securities of the trusts have no preemptive or similar rights.

     None of the trusts may incur indebtedness or place a lien on any of its assets.

GOVERNING LAW

     Each trust agreement and the preferred securities of each trust will be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws provisions thereof.

               DESCRIPTION OF THE PREFERRED SECURITIES GUARANTEES

     Phelps Dodge's preferred securities guarantee for each trust will be issued pursuant to a guarantee between Phelps Dodge and First Union National Bank, as the guarantee trustee. We summarize below all of the material features of the preferred securities guarantees. The summary is not complete and is qualified in its entirety by all of the provisions of the form of the applicable guarantees. That document is filed as an exhibit to the registration statement that includes this prospectus, and we encourage you to read it. Each guarantee will be qualified under the Trust Indenture Act of 1939. The terms of each preferred securities guarantee will include those stated in the applicable guarantee and those made part of the guarantee by reference to the Trust Indenture Act. Each guarantee will be executed at the time any trust issues any preferred securities and will be filed with the SEC on a Form 8-K or by a post-effective amendment to the registration statement that includes this prospectus.

     Each guarantee will be held by the guarantee trustee for the benefit of the holders of the preferred securities of the applicable trust.

GENERAL

     Phelps Dodge will irrevocably and unconditionally agree to pay in full to the holders of the preferred securities of each trust the guarantee payments described below, except to the extent previously paid. Phelps Dodge will pay the guarantee payments when and as due, regardless of any defense, right of set-off or counterclaim that the applicable trust may have or assert. The following payments, to the extent not paid by a trust, will be covered by the applicable preferred securities guarantee:

     - any accumulated and unpaid distributions required to be paid on the preferred securities of the trust, to the extent that the trust has funds available to make the payment;

     - the redemption price, including all accumulated and unpaid distributions, to the extent that the trust has funds available to make the payment; and

     - upon a voluntary or involuntary dissolution, termination, winding-up or liquidation of the trust, other than in connection with a distribution of related junior subordinated debt securities to holders of the preferred securities, the lesser of:

      - the aggregate of the liquidation amounts specified in the prospectus supplement for each preferred security of the trust plus all accumulated and unpaid distributions on the preferred security of the trust to the date of payment, to the extent the trust has funds available to make the payment; and

      - the amount of assets of the trust remaining available for distribution to holders of its preferred securities upon liquidation of the trust.

     Phelps Dodge's obligation to make a guarantee payment with respect to the preferred securities of a trust may be satisfied by directly paying the required amounts to the holders of the preferred securities of the trust or by causing the trust to pay the amounts to the holders.

     Each preferred securities guarantee will be subject to the subordination provisions described below and will not apply to the payment of distributions and other payments on the preferred securities of a trust when the trust does not have sufficient funds legally and immediately available to make the distributions or other payments.

ADDITIONAL AMOUNTS

     Phelps Dodge will make all payments under each of its preferred securities guarantees without withholding or deduction for any taxes, fees, duties, assessments or governmental charges imposed or levied by New York or any other jurisdiction in which Phelps Dodge or any successor is organized or resident for tax purposes or any political subdivision or taxing authority of New York or any of those other jurisdictions. If any withholding or deduction is required by law, Phelps Dodge will pay to the holder of the preferred securities additional amounts as may be necessary so that every net payment made to the holder after the withholding or deduction will not be less than the amount provided for in the applicable preferred securities guarantee. Phelps Dodge will not be required to pay any additional amounts as a result of:

     - the imposition of any tax, fee, duty, assessment or governmental charge that would not have been imposed but for the fact that the holder or beneficial owner of the preferred securities was a resident or national of or had other specified connections with the relevant taxing authority or presented the preferred securities for payment in the relevant taxing jurisdiction unless it could not have been presented elsewhere;

     - the imposition of any tax, fee, duty, assessment or governmental charge that would not have been imposed but for the fact that the holder or beneficial owner of the preferred securities presented the preferred security for payment more than 30 days after it was due and payable;

     - any estate, inheritance, gift, sale or other similar tax, assessment or governmental charge; or

     - the imposition of any tax, fee, duty, assessment or governmental charge that would not have been imposed but for the fact that the holder or beneficial owner of the preferred securities failed to comply, within 90 days, with any reasonable request by Phelps Dodge addressed to the holder or beneficial owner relating to the provision of information or the making of a declaration required by the taxing jurisdiction as a precondition to exemption from all or part of the tax, fee, duty, assessment or governmental charge.

SUBORDINATION

     Each preferred securities guarantee will be unsecured indebtedness of Phelps Dodge and will be subordinated in right of payment to all of Phelps Dodge's existing and future senior indebtedness. Each preferred securities guarantee will be effectively subordinated to any secured indebtedness of Phelps Dodge to the extent of the value of the assets securing the secured indebtedness. Each preferred securities guarantee will also rank equally with any other preferred securities guarantee issued by Phelps Dodge. As a result, in the event of Phelps Dodge's bankruptcy, liquidation or reorganization or upon an event of default under any of its preferred securities guarantees, Phelps Dodge's assets will be available to pay its obligations on the preferred securities guarantee only after all secured and senior indebtedness of Phelps Dodge has been paid in full in cash or other payment satisfactory to the holders of the secured and senior indebtedness has been made. There may not be sufficient assets remaining to pay amounts due on any or all of its the preferred securities guarantees. Each preferred securities guarantee will also be effectively subordinated to the indebtedness and other liabilities of Phelps Dodge's subsidiaries. The incurrence of additional secured and senior indebtedness and other liabilities by Phelps Dodge or its subsidiaries could adversely affect Phelps Dodge's ability to pay its obligations on the preferred securities guarantees.

     Each preferred securities guarantee will constitute a guarantee of payment and not of collection. This means that the holder of the guaranteed security may sue Phelps Dodge to enforce its rights under the preferred securities guarantee without first suing any other person or entity.

AMENDMENTS AND ASSIGNMENT

     No consent of the holders of the preferred securities of a trust will be required with respect to any changes to the preferred securities guarantee that do not adversely affect the rights of the holders of the preferred securities of the applicable trust in any material respect. Other amendments to the preferred securities guarantee may be made only with the prior approval of the holders of at least a majority in aggregate liquidation amount of the preferred securities of the applicable trust. All guarantees and agreements contained in the preferred securities guarantee will be binding on Phelps Dodge's successors, assigns, receivers, trustees and representatives and are for the benefit of the holders of the preferred securities of the applicable trust.

EVENTS OF DEFAULT

     An event of default under a preferred securities guarantee occurs if Phelps
Dodge:

     - fails to make any required payments; or

     - fails to perform any of its other obligations under the preferred securities guarantee and such failure continues for 30 days.

     The holders of at least a majority in aggregate liquidation amount of the preferred securities of a trust will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee relating to the preferred securities guarantee of the trust or to direct the exercise of any trust or power given to the guarantee trustee under the preferred securities guarantee of the trust.

     If and to the extent that Phelps Dodge does not make payments on the related junior subordinated debt securities the trust will not have funds available to make payments of distributions or other amounts due on its preferred securities. In those circumstances, a holder of the preferred securities of the trust will not be able to rely upon the applicable preferred securities guarantee for payment of these amounts. Instead, the holder may directly sue Phelps Dodge under the junior subordinated debt securities to collect its pro rata share of payments owed. If a holder so sues Phelps Dodge to collect payment, then Phelps Dodge will assume the holder's rights as a holder of preferred securities under the applicable trust agreement to the extent Phelps Dodge makes a payment to the holder in any legal action.

     The holders of at least a majority in liquidation amount of preferred securities of a trust may waive any past event of default and its consequences.

INFORMATION CONCERNING GUARANTEE TRUSTEE

     For matters relating to compliance with the Trust Indenture Act, the guarantee trustee will have all of the duties and responsibilities of an indenture trustee under the Trust Indenture Act. In case an event of default shall occur and be continuing, the guarantee trustee must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Before proceeding to exercise any right or power under any guarantee agreement at the direction of the holders of preferred securities, the guarantee trustee will be entitled to receive from the holders reasonable security or indemnity against the costs, expenses and liabilities that it might incur.

     First Union National Bank, which is the guarantee trustee, also serves as the property trustee for each trust, the senior indenture trustee under the senior indenture and the subordinated indenture trustee under the subordinated indenture. It is an affiliate of First Union Trust Company, N.A., which serves as the Delaware trustee for each trust.

TERMINATION OF THE PREFERRED SECURITIES GUARANTEES

     Each preferred securities guarantee will terminate once the preferred securities of the applicable trust are paid in full or redeemed in full or upon distribution of the related junior subordinated debt securities to the holders of the preferred securities of the trust in accordance with the applicable trust agreement. Each preferred securities guarantee will continue to be effective or will be reinstated if at any time any holder of preferred securities of the applicable trust must restore payment of any sums paid under the preferred securities or the preferred securities guarantee for the applicable trust.

GOVERNING LAW

     Each preferred securities guarantee will be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws provisions thereof.

                              PLAN OF DISTRIBUTION

     Phelps Dodge may sell its common or preferred shares, its senior or junior subordinated debt securities or its warrants, stock purchase contracts or stock purchase units and each trust may sell its preferred securities in one or more of the following ways from time to time:

     - through agents;

     - to or through underwriters;

     - through dealers; and

     - directly to purchasers.

     The prospectus supplement for each series of securities will set forth the terms of the offering of those securities, including the name or names of any underwriters or agents. The prospectus supplement for each series of securities will also set forth the purchase price of the securities, the proceeds to Phelps Dodge or the applicable trust from the sale, any underwriting discounts or agency fees and other items constituting underwriters' or agents' compensation, the initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and the securities exchange, if any, on which the securities may be listed.

     If underwriters participate in selling the securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale.

     Unless the applicable prospectus supplement states otherwise, the obligations of the underwriters to purchase any series of securities will be subject to conditions precedent, and the underwriters will be obligated to purchase all of the series of securities if any are purchased.

     Underwriters and agents may be entitled to indemnification against specific civil liabilities under agreements entered into with Phelps Dodge and/or a trust, including liabilities under the Securities Act. Underwriters and agents may engage in transactions with, or perform services for, Phelps Dodge in the ordinary course of business.

     Each series of securities other than common stock will be a new issue of securities and will have no established trading market. Any underwriters to whom the securities are sold for public offering and sale may make a market in those securities. However, those underwriters will not be obligated to do so and may discontinue any market making at any time without notice.

                                    EXPERTS

     PricewaterhouseCoopers LLP, independent auditors, have audited Phelps Dodge's consolidated financial statements and schedules included in its Annual Report on Form 10-K for the year ended December 31, 1999, as set forth in their report, which is incorporated by reference in this prospectus and the registration statement that includes this prospectus. Phelps Dodge's financial statements and schedules are incorporated by reference in reliance on PricewaterhouseCoopers LLP's report, given on their authority as experts in accounting and auditing.

                           VALIDITY OF THE SECURITIES

     Richards, Layton & Finger, P.A., Wilmington, Delaware, will pass upon the validity of the preferred securities for Phelps Dodge and each trust. Debevoise & Plimpton, New York, New York, will pass upon the validity of the common shares, preferred shares, warrants, share purchase contracts or share purchase units, senior debt securities, the junior subordinated debt securities and the preferred securities guarantees for Phelps Dodge.

                      WHERE YOU CAN FIND MORE INFORMATION

AVAILABLE INFORMATION

     This prospectus is part of a registration statement that we filed with the SEC. The registration statement, including the attached exhibits, contains additional relevant information about Phelps Dodge and the trusts. The rules and regulations of the SEC allow us to omit some of the information included in the registration statement from this prospectus. In addition, Phelps Dodge files reports, proxy statements and other information with the SEC under the Exchange Act. You can read and copy any of this information at the following locations of the SEC:

    Public Reference Room          New York Regional Office        Chicago Regional Office
    450 Fifth Street, N.W.           7 World Trade Center              Citicorp Center
          Room 1024                       Suite 1300               500 West Madison Street
    Washington, D.C. 20549         New York, New York 10048               Suite 1400
                                                                 Chicago, Illinois 60661-2551

     You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the SEC's Public Reference Room in Washington, D.C. by calling the SEC at 1-800-SEC-0330.

     The SEC also maintains an Internet web site that contains reports, proxy statements and other information about issuers, like Phelps Dodge, that file electronically with the SEC. The address of that site is http://www.sec.gov. The SEC file number for documents filed by Phelps Dodge under the Exchange Act is 1-82.

     Phelps Dodge common stock is listed on the New York Stock Exchange, and its stock symbol is "PD." You can inspect reports, proxy statements and other information concerning Phelps Dodge at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

                           INCORPORATION BY REFERENCE

     The rules of the SEC allow us to incorporate by reference information into this prospectus. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This prospectus incorporates by reference the documents listed below:

          (a) Phelps Dodge's Annual Report on Form 10-K for the year ended December 31, 1999;

          (b) Phelps Dodge's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000; and

          (c) all documents filed by Phelps Dodge pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus.

     You may request a copy of any filings referred to above (excluding exhibits), at no cost, by contacting us at the following address: 2600 North Central Avenue, Phoenix, Arizona 85004-3089, Attention: Vice President and Corporate Secretary. Telephone requests may be directed to such person at (602) 234-8100.

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                          $

                              [PHELPS DODGE LOGO]

                               % SENIOR NOTES DUE

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                             PROSPECTUS SUPPLEMENT

                                           , 2001

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                           Sole Book-Running Manager

                              SALOMON SMITH BARNEY

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